Exhibit 2.1

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AGREEMENT AND PLAN OF MERGER

by and among

IMB HOLDCO LLC,

CIT GROUP INC.,

CARBON MERGER SUB LLC

and

THE HOLDERS’ REPRESENTATIVE NAMED HEREIN

_____________________

DATED AS OF JULY 21, 2014

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TABLE OF CONTENTS

Article I

THE MERGER

1.1	The Merger	6
1.2	Effective Time	6
1.3	Effects of the Merger	6
1.4	Conversion of Interests	6
1.5	Carbon Common Stock	8
1.6	Oxygen Options	8
1.7	Allocation of Merger Consideration	9
1.8	Organizational Documents of the Surviving Company	14
1.9	Directors and Officers of the Surviving Company	14
1.10	Certificate of Incorporation and Bylaws of Carbon	14
1.11	Directors and Officers of Carbon	14
1.12	Bank Merger	14
1.13	Tax Consequences	15

Article II

EXCHANGE OF EQUITY INTERESTS

2.1	Carbon to Make Shares and Cash Available	16
2.2	Exchange of Equity Interests	16
2.3	Holder Expense Fund	19

Article III

REPRESENTATIONS AND WARRANTIES OF OXYGEN

3.1	Corporate Organization	20
3.2	Capitalization	21
3.3	Authority; No Violation	22
3.4	Consents and Approvals	23
3.5	Reports	23
3.6	Financial Statements	23
3.7	Broker’s Fees	25
3.8	Absence of Certain Changes or Events	25
3.9	Legal Proceedings	25
3.10	Taxes and Tax Returns	26
3.11	Employee Benefit Matters	27
3.12	Compliance with Applicable Law.	29
3.13	Certain Contracts	31
3.14	Agreements with Regulatory Agencies	33
3.15	Risk Management Instruments	34

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3.16	Environmental Liability	34
3.17	Investment Securities and Commodities	35
3.18	Property	35
3.19	Intellectual Property	36
3.2	Related Party Transactions	37
3.21	State Takeover Laws	37
3.22	Oxygen Information	37
3.23	Loan Matters	37
3.24	Loan Portfolio	39
3.25	Insurance	40
3.26	Reorganization	40

Article IV

REPRESENTATIONS AND WARRANTIES OF CARBON AND MERGER SUB

4.1	Corporate Organization	40
4.2	Capitalization	41
4.3	Authority; No Violation	41
4.4	Consents and Approvals	42
4.5	Reports	42
4.6	Financial Statements	43
4.7	Broker’s Fees	44
4.8	Absence of Certain Changes or Events	44
4.9	Legal Proceedings	44
4.10	Compliance with Applicable Law	45
4.11	Agreements with Regulatory Agencies	46
4.12	Available Funds	46
4.13	Reorganization	46
4.14	Carbon Information	46

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	47
5.2	Oxygen Forbearances	47
5.3	Carbon Forbearances	51

Article VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters; Third Party Consents	51
6.2	Access to Information	54
6.3	Employee Benefit Plans	55
6.4	Indemnification; Directors’ and Officers’ Insurance	57

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6.5	Certain Oxygen Actions	59
6.6	Additional Agreements	59
6.7	Advice of Changes	59
6.8	Public Announcements	60
6.9	Takeover Statutes	60
6.10	No Solicitation of Alternative Transactions	61
6.11	NYSE Listing	61
6.12	Termination of Affiliate Arrangements	61
6.13	Rule 144	61
6.14	Transaction Expenses	62
6.15	Oxygen Dividends	63
6.16	Section 16 Matters	63
6.17	Holdback Amount	63
6.18	Holders’ Representative.	63

Article VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	65
7.2	Conditions to Obligations of Carbon and Merger Sub	66
7.3	Conditions to Obligations of Oxygen	68

Article VIII

TERMINATION AND AMENDMENT

8.1	Termination	69
8.2	Effect of Termination	70
8.3	Amendment	70
8.4	Extension; Waiver	70

Article IX

GENERAL PROVISIONS

9.1	Closing	71
9.2	Nonsurvival of Representations, Warranties and Agreements	71
9.3	Expenses	71
9.4	Notices	71
9.5	Interpretation; Definitions	72
9.6	Disclosure Schedule	87
9.7	Counterparts	87
9.8	Entire Agreement	87
9.9	Governing Law; Jurisdiction	87
9.10	Waiver of Jury Trial	87

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9.11	Assignment; Third Party Beneficiaries	88
9.12	Specific Performance	88
9.13	Delivery by Facsimile or Electronic Transmission	88
9.14	Valuation Dispute.	88

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2014 (this “Agreement”), by and among IMB HoldCo LLC, a Delaware limited liability company (“Oxygen”), CIT Group Inc., a Delaware corporation (“Carbon”), Carbon Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Carbon (“Merger Sub”) and JCF III HoldCo I L.P., a Cayman entity, solely in its capacity as the Holders’ Representative.

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Carbon, Oxygen and Merger Sub have determined that it is in the best interests of their respective companies and their shareholders and members, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which Oxygen will, subject to the terms and conditions set forth herein, merge with and into Merger Sub (the “Merger”), with Merger Sub as the Surviving Company (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger;

WHEREAS, concurrently with the execution of this Agreement, holders of greater than 90% of the aggregate Oxygen Common Interests have executed, and delivered to Oxygen, written consents irrevocably approving the Merger and the transactions contemplated hereby and Oxygen has Made Available such written consents to Carbon;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Carbon’s willingness to enter into this Agreement, Carbon has entered into retention arrangements with Steven Mnuchin and Joseph Otting (the “Retention Agreements”);

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Carbon’s willingness to enter into this Agreement, Carbon has entered into Selling Interestholder Restrictive Covenant Agreements with each of Joseph Otting and Steven Mnuchin (the “Selling Interestholder Restrictive Covenant Agreements”);

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Carbon’s willingness to enter into this Agreement, Carbon has entered into a Stockholders Agreement with certain of the holders of Oxygen Common Interests (the “Stockholders Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

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NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

1.1              The Merger.

(a)                Subject to the terms and conditions of this Agreement, in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Oxygen shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger, and shall continue its limited liability company existence under the Laws of the State of Delaware. Upon consummation of the Merger, the separate limited liability company existence of Oxygen shall terminate.

(b)               Subject to the consent of Oxygen, authorized by its Board of Directors, which consent shall not be unreasonably withheld or delayed, Carbon may at any time change the method of effecting the combination of Oxygen and Carbon if and to the extent that Carbon deems such change to be desirable; provided that no such change shall (i) alter or change the amount, kind or allocation of the Net Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the holders of Oxygen Common Interests, Oxygen Converted Common Interests, Oxygen Profits Interests or Oxygen Options (each an “Oxygen Holder” and collectively, the “Oxygen Holders”) as a result of receiving their portion of the Net Merger Consideration or the Tax treatment of either party pursuant to this Agreement, (iii) materially impede or delay the receipt of any consents or approvals of or complete any filings or registrations with any Governmental Entity in connection with the transactions contemplated by this Agreement (including the receipt of FDIC Consents, FDIC Non-Objections, GSE Consents and GSE Non-Objections) or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2              Effective Time. The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware on the Closing Date (the “Certificate of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

1.3              Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DLLCA.

1.4              Conversion of Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Carbon, Oxygen, Merger Sub or the holder of any of the following securities:

(a)                Subject to Section 2.2(f), each Oxygen Common Interest that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Interests or any Oxygen Interest Award) shall be converted into the right to receive (i) a number of shares of Carbon Common Stock equal to the Per Interest Stock Consideration and (ii) an amount of cash equal to the Per Interest Cash Consideration, in each case as determined pursuant to Section 1.7 (the consideration referred to in clauses (i) and (ii) being collectively referred to as the “Per Common Interest Merger Consideration”; provided that each Oxygen Common Interest (other

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than any Oxygen Interest Award) that is owned by a Non-Accredited Investor immediately prior to the Effective Time shall instead be converted into the right to receive an amount of cash, without interest, equal to the Merger Consideration Per Fully Diluted Interest (the “Non-Accredited Investor Common Interest Consideration”) and the right to receive a contingent payment from the Holdback Amount and the Holder Expense Fund pursuant to and subject to the terms and conditions of Section 6.17 and Section 6.18, respectively.

(b)               At the Effective Time, each award of Oxygen Common Interests that is issued and outstanding but unvested as of immediately prior to the Effective Time (an “Oxygen Interest Award”), subject to receipt of a duly executed Holder Acknowledgement and Investor Questionnaire, shall be converted into an award (a “Carbon Stock Award”) with respect to a number of unvested restricted shares of Carbon Common Stock (rounded to the nearest whole share) that is equal to the product of (i) the number of Oxygen Common Interests subject to such Oxygen Interest Award, multiplied by (ii) the quotient of (A) the Merger Consideration Per Fully Diluted Interest, divided by (B) the Carbon Signing Price; provided that each Oxygen Interest Award that is held by a Non-Accredited Investor and is issued and outstanding but unvested as of immediately prior to the Effective Time shall be converted into an award (a “Carbon Cash Award”) with respect to an amount of cash, without interest, equal to the Merger Consideration Per Fully Diluted Interest. The vesting schedule and all other material terms of each Carbon Stock Award and Carbon Cash Award shall otherwise remain substantially the same as those that were applicable to the corresponding Oxygen Interest Award (to the extent relevant following the Effective Time) and shall have such other terms applicable to awards in respect of Carbon Common Stock as are consistent with the terms of the Carbon Long-Term Incentive Plan, as in effect from time to time.

(c)                At the Effective Time, all Oxygen Common Interests that are owned, directly or indirectly, by Oxygen or any of its wholly owned Subsidiaries (the “Cancelled Interests”) shall be cancelled and shall cease to exist and no Carbon Common Stock or other consideration shall be delivered in exchange therefor.

(d)               All of the Oxygen Common Interests converted into the right to receive the Per Common Interest Merger Consideration or the Non-Accredited Investor Common Interest Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and shall thereafter represent only the right to receive (x) the Per Common Interest Merger Consideration and cash in lieu of fractional shares or the Non-Accredited Investor Common Interest Consideration, as applicable, which the Oxygen Common Interests have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(f), without any interest thereon, and (y) a contingent payment from the Holdback Amount and the Holder Expense Fund pursuant to and subject to the terms and conditions of Section 6.17 and Section 6.18, respectively. All of the awards of Oxygen Common Interests converted into Carbon Stock Awards or Carbon Cash Awards, as applicable, pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and shall thereafter represent only the right to receive a Carbon Stock Award or Carbon Cash Award, as applicable, and the right to receive a contingent payment from the Holdback Amount and the Holder Expense Fund pursuant to and subject to the terms and conditions of Section 6.17 and Section 6.18, respectively; provided that any such amounts that are attributable to Oxygen Interest Awards shall only be

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paid when (and if) the corresponding Carbon Stock Award vests, and shall be forfeited if the corresponding Carbon Stock Award is forfeited. In the event any amounts attributable to Oxygen Interests Awards are forfeited, such amounts shall be distributed reasonably promptly thereafter to the former holders of vested Oxygen Common Interests, Oxygen Interest Awards and In-the-Money Oxygen Options, based upon such holder’s then-applicable Holdback Percentage.

(e)                Each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one limited liability company interest of the Surviving Company.

(f)                At or prior to the Effective Time, Oxygen, the Board of Directors of Oxygen and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the provisions of Section 1.4(b) and to ensure that, notwithstanding anything to the contrary, following the Effective Time, no service provider of Oxygen and its Subsidiaries shall have any right to acquire any securities of Oxygen, Carbon or any Subsidiary thereof or to receive any payment, right or benefit with respect to any award previously granted in respect of securities of Oxygen, except the right to receive the consideration as provided in Sections 1.4(b) or Section 1.6 in their capacity as Oxygen Holders.

(g)               Notwithstanding anything to the contrary set forth in Section 1.6 of the Merger Agreement or any other provision of the Merger Agreement, nothing in this Merger Agreement is intended to, or shall, terminate or otherwise affect the rights of any holder of options to purchase Common Interests listed on Section 3.2(a)(i) of the Oxygen Disclosure Schedules to receive (i) any Dividend Equivalent Payments as set forth on Section 3.11(a) of the Oxygen Disclosure Schedules or (ii) any payments or benefits under Section 5.07 of the Oxygen LLC Agreement, in each case, with respect to such holder’s options to purchase Common Interests listed on Section 3.2(a)(i) of the Oxygen Disclosure Schedules, provided that, for the avoidance of doubt, in no event will there be any payments or benefits due under Section 5.07 of the Oxygen LLC Agreement in respect of the contingent payment from the Holdback Amount or the Holder Expense Fund.

1.5              Carbon Common Stock. At and after the Effective Time, each share of Carbon Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Carbon Common Stock and shall not be affected by the Merger.

1.6              Oxygen Options.

(a)                At the Effective Time, each Oxygen Option other than an Out-of-the-Money Oxygen Option, whether or not vested, shall be cancelled and shall entitle the holder thereof to the right to receive, (i) a number of shares of Carbon Common Stock equal to the Per Option Stock Consideration and (ii) an amount of cash equal to the Per Option Cash Consideration, in each case as determined pursuant to Section 1.7 (the consideration referred to in clause (i) and (ii) being collectively referred to as the “Per Option Merger Consideration”); provided that in lieu of receiving the Per Option Merger Consideration, any holder of an Oxygen Option who is a Non-Accredited Investor shall instead receive an amount of cash, without

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interest, equal to the Option Consideration in respect of each such Oxygen Option (the “Non-Accredited Investor Option Consideration”); provided, further that if a holder of an Oxygen Option who is not a Non-Accredited Investor (an “Option Holder”) timely makes a Gross Settlement Election in respect of some or all of such Option Holder’s Oxygen Options (such Oxygen Options as are covered by the Gross Settlement Election, the “Electing Options”), then such Option Holder shall, immediately prior to the Effective Time, pay to Oxygen the full exercise price required to be paid to exercise such Electing Options and at the Effective Time, such Option Holder shall not be entitled to receive the Per Option Merger Consideration in respect of such Electing Options but shall instead be entitled to receive, in respect of such Electing Options, (i) a number of shares of Carbon Common Stock equal to the product of (A) the Per Interest Stock Consideration multiplied by (B) the number of Common Interests issuable upon exercise in full of such Electing Options, and (ii) an amount of cash equal to the product of (A) the Per Interest Cash Consideration multiplied by (B) the number of Common Interests issuable upon exercise in full of such Electing Options, in each case as determined pursuant to Section 1.7. At the Effective Time, each Oxygen Option with an exercise price equal to or greater than the Merger Consideration Per Fully Diluted Interest (each, an “Out-of-the-Money Oxygen Option”), whether or not vested, shall be cancelled for no consideration.

(b)               At least twenty (20) Business Days prior to the Effective Time, Oxygen shall provide each Option Holder with notice of the proposed Closing of the transactions contemplated by this Agreement and the opportunity for such Option Holder to elect, in writing as of no later than ten (10) Business Days prior to the Effective Time, to pay to Oxygen in cash in immediately available funds the full exercise price in respect of some or all of such Option Holder’s Oxygen Option, which amount shall be paid in immediately available funds, and evidence of payment of which shall be provided to Carbon, no later than three (3) Business Days prior to the Effective Time (such election, a “Gross Settlement Election”). To extent such funds are not timely paid in accordance with the foregoing, the Gross Settlement Election shall be null and void.

(c)                Immediately prior to the Effective Time, Oxygen, the Board of Directors of Oxygen and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to effectuate the provisions of this Section 1.6 (including without limitation amending the terms of any outstanding Oxygen Options) and to ensure that, notwithstanding anything to the contrary, following the Effective Time, no service provider of Oxygen and its Subsidiaries shall have any right to acquire any securities of Oxygen, Carbon or any Subsidiary thereof or to receive any payment, right or benefit with respect to any award previously granted in respect of securities of Oxygen except the right to receive the consideration as provided in this Section 1.6 or in Section 1.4(a) or 1.4(b) in their capacity as Oxygen Holders.

1.7              Allocation of Merger Consideration.

(a)                The Net Merger Consideration shall be allocated among the holders of the Oxygen Common Interests and Oxygen Options as set forth in Section 1.4, Section 1.6 and Section 1.7(b). An illustrative calculation of the allocation is set forth on Annex B.

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(b)               For purposes of this Agreement:

(i)                 “Aggregate Cash Percentage” means fifty-nine percent (59%).

(ii)               “Aggregate Fully Diluted Common Interests” means (A) the number of Oxygen Common Interests outstanding immediately prior to the Effective Time (whether vested or unvested) plus (B) the number of Oxygen Common Interests that would be issuable upon the exercise in full of all In-the-Money Oxygen Options immediately prior to the Effective Time.

(iii)             “Aggregate In-The-Money Exercise Price” means the sum of the exercise prices that would be payable upon exercise in full immediately prior to the Effective Time of all In-the-Money Oxygen Options, including the exercise prices paid by Option Holders in connection with a Gross Settlement Election.

(iv)             “Aggregate Stock Percentage” means forty-one percent (41%).

(v)               “Carbon Signing Price” means $44.33; provided that if, prior to the Effective Time, the outstanding shares of Carbon Common Stock shall have been increased or decreased as a result of a stock dividend, stock split, reverse stock split or other similar change in capitalization (which, for the avoidance of doubt, shall not include a share repurchase), or if there has been any extraordinary dividend or distribution (other than regular quarterly cash dividends), an appropriate and proportionate adjustment shall be made to the Carbon Signing Price.

(vi)             “Cash Consideration Amount” means (A) the product of (x) the Aggregate Cash Percentage multiplied by (y) the Net Merger Consideration minus (B) the Holdback Amount minus (C) the Holder Expense Fund minus (D) the aggregate Non-Accredited Investor Common Interest Consideration; minus (E) the aggregate Non-Accredited Investor Option Consideration minus (F) the aggregate Carbon Cash Award.

(vii)           “Holdback Amount” shall mean $116,000,000.

(viii)         “In-the-Money Oxygen Options” means the Oxygen Options that, immediately prior to the Effective Time, have an exercise price that is less than the Merger Consideration Per Fully Diluted Interest.

(ix)             “Merger Consideration Per Fully Diluted Interest” means the quotient of (A) the sum of (w) the Net Merger Consideration minus (x) the Holdback Amount minus (y) the Holder Expense Fund plus (z) the Aggregate In-The-Money Exercise Price divided by (B) the Aggregate Fully Diluted Common Interests.

(x)               “Net Merger Consideration” means (A) the Final Gross Merger Consideration minus (B) Tax Effected Transaction Expenses minus (C) the Retention Amount.

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(xi)             “Option Consideration” means for each Oxygen Option, the excess, if any, of (A) the product of (x) the Merger Consideration Per Fully Diluted Interest, multiplied by (y) the aggregate number of Common Interests issuable upon exercise in full of such Oxygen Option minus (B) the exercise price payable upon exercise in full of such Oxygen Option.

(xii)           “Per Interest Cash Consideration” means (A) the Merger Consideration Per Fully Diluted Interest multiplied by (B) a fraction, the numerator of which is the Cash Consideration Amount and the denominator of which is the sum of (x) the Cash Consideration Amount plus (y) the Stock Consideration Amount.

(xiii)         “Per Interest Stock Consideration” means a number of shares of Carbon Common Stock equal to (A) the Merger Consideration Per Fully Diluted Interest multiplied by (B) a fraction, the numerator of which is the Stock Consideration Amount and the denominator of which is the sum of (x) the Cash Consideration Amount plus (y) the Stock Consideration Amount divided by (C) the Carbon Signing Price.

(xiv)         “Per Option Cash Consideration” means (A) the Option Consideration multiplied by (B) a fraction, the numerator of which is the Cash Consideration Amount and the denominator of which is the sum of (x) the Cash Consideration Amount plus (y) the Stock Consideration Amount.

(xv)           “Per Option Stock Consideration” means a number of shares of Carbon Common Stock equal to (A) the Option Consideration multiplied by (B) a fraction, the numerator of which is the Stock Consideration Amount and the denominator of which is the sum of (x) the Cash Consideration Amount plus (y) the Stock Consideration Amount divided by (C) the Carbon Signing Price.

(xvi)         “Rolled Equity Award Amount” means (A) the number of Oxygen Interest Awards outstanding immediately prior to the Effective Time that are not held by Non-Accredited Investors multiplied by (B) the Merger Consideration Per Fully Diluted Interest.

(xvii)       “Stock Consideration Amount” means (A) the product of (x) the Aggregate Stock Percentage multiplied by (y) the Net Merger Consideration minus (B) the Rolled Equity Award Amount.

(c)                Oxygen Audited Financial Statements

(i)                 As promptly as practicable following the date hereof (and in any event by December 31, 2014, Oxygen shall deliver to Carbon (i) an audited consolidated balance sheet of Oxygen as of June 30, 2014 (the “Oxygen Audited Interim Balance Sheet”) and (ii) the related audited consolidated statements of income of Oxygen for the six (6) months ended June 30, 2014, including accompanying notes thereto ((i) and (ii), the “Oxygen Audited Interim Financial Statements”) which financial statements shall be accompanied by (A) an

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unqualified opinion of PricewaterhouseCoopers LLP regarding such consolidated financial statements, (B) a certificate from an executive officer of Oxygen (x) affirming the compliance of such financial statements with the covenant set forth in Section 1.7(c)(ii), (y) setting forth the calculation of the Gross Merger Consideration derived from the Oxygen Audited Interim Financial Statements (including the calculation of Tangible Common Equity, Tangible Assets, Required Capital, Excess Capital and the Excluded Amount) and (z) certifying that the Gross Merger Consideration is derived from the Oxygen Audited Interim Financial Statements and was calculated in a manner consistent with this Agreement and the derivation of the Preliminary Gross Merger Consideration from the Oxygen Unaudited Financial Statements and (C) such documents and information used by Oxygen in its calculation of Gross Merger Consideration (including the calculation of Tangible Common Equity, Tangible Assets, Required Capital, Excess Capital and the Excluded Amount) as are reasonably necessary for Carbon to review and verify such calculations.

(ii)               The Oxygen Audited Interim Financial Statements (including the related notes, where applicable) (A) will be prepared from, and will be in accordance with, the books and records of Oxygen and its Subsidiaries, (B) will fairly present in all material respects the consolidated results of operations and consolidated financial position of Oxygen and its Subsidiaries for the six (6) months ended June 30, 2014 or as of June 30, 2014, as applicable, (C) will be prepared in accordance with GAAP consistently applied during the periods involved and (D) will be prepared on a basis consistent with the audited consolidated balance sheet and related audited consolidated statements of income included in the Oxygen Audited Financial Statements.

(iii)             In the event that Carbon disputes the correctness of the calculation of Gross Merger Consideration derived from the Oxygen Audited Interim Financial Statements (including, to the extent permitted by the last sentence of this clause (iii), any amounts set forth on the Oxygen Audited Interim Financial Statements), Carbon shall notify Oxygen in writing of its objections as soon as practicable but in no event more than the earlier of (x) seventy-five (75) Business Days after receipt of the calculation from Oxygen (a “Notice of Disagreement”) and (y) 40 Business Days prior to the anticipated Closing Date and during such period Carbon and Oxygen will consult on a periodic basis with respect to Carbon’s possible bases for such objections and any errors discovered by Oxygen with respect to the calculation of Gross Merger Consideration or any amounts set forth on the Oxygen Audited Interim Financial Statements. If Carbon does not deliver a Notice of Disagreement prior to the deadline set forth in the preceding sentence, Oxygen’s calculation of Gross Merger Consideration shall be final and binding on the parties. During the ten (10) Business Days immediately following the delivery of any Notice of Disagreement from Carbon, Carbon and Oxygen shall seek in good faith to resolve any differences that they may have with respect to any matters raised in the Notice of Disagreement. The matters set forth in any written resolution executed by Carbon and Oxygen shall be final and binding on the parties on the date of such written resolution. If, at the end of such ten (10)

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Business Day period, Carbon and Oxygen have not been able to resolve in writing all differences that they have with respect to the matters raised in the Notice of Disagreement, Carbon and Oxygen shall submit to Deloitte & Touche (the “Accounting Firm”) for review and resolution of any and all matters in the Notice of Disagreement that remain in dispute, and the Accounting Firm shall reach a final, binding resolution of all such matters that remain in dispute and a final determination of Gross Merger Consideration, which final resolution shall not be subject to collateral attack for any reason (other than fraud) and shall be (i) in writing and signed by the Accounting Firm, (ii) within the range of the amounts contested by Carbon and Oxygen, (iii) furnished to Carbon and Oxygen as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than thirty (30) Business Days after such referral, (iv) made in accordance with the terms of this Agreement and (v) conclusive and binding upon Carbon and Oxygen on the date of delivery of such written resolution (other than in the case of fraud). Carbon and Oxygen agree to cooperate with the Accounting Firm and to promptly provide all documents and information reasonably requested by the Accounting Firm so as to enable it to make its determination as quickly and as accurately as possible. The fees and expenses of the Accounting Firm shall be borne by Oxygen and Carbon in the same proportion that Oxygen’s position, on the one hand, and Carbon’s position, on the other hand, initially presented to the Accounting Firm (based on the aggregate of all differences taken as a whole) bear to the final resolution as determined by the Accounting Firm; provided that any fees and expenses borne by Oxygen shall be Transaction Expenses. Carbon shall only be entitled to dispute (i) the calculation of the Gross Merger Consideration (including the calculation of Tangible Common Equity, Tangible Assets, Required Capital, Excess Capital and the Excluded Amount) and (ii) with respect to amounts set forth on the Oxygen Audited Interim Financial Statements, (a) mathematical errors, (b) errors discovered by Oxygen (including if such error would be addressed by including an adjustment in its financial statements for a subsequent period) and (c) that the Oxygen Audited Interim Financial Statements (including the related notes, where applicable), (1) were not prepared from, and are not in accordance with, the books and records of Oxygen and its Subsidiaries, (2) were not prepared in accordance with GAAP consistently applied during the periods involved and (3) were not prepared on a basis consistent with the audited consolidated balance sheet and related audited consolidated statements of income included in the Oxygen Audited Financial Statements as of, and for the period ended December 31, 2013. Notwithstanding the foregoing, changes in underlying assumptions or models (including with respect to valuation of assets) shall not be a basis for dispute under the foregoing clause (3) so long as such changes were not inconsistent with the standards set forth in clauses (iii) and (iv) of Section 3.8(b).

(iv)             Gross Merger Consideration as finally determined pursuant to Section 1.7(c)(iii) shall be the “Final Gross Merger Consideration.”

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1.8              Organizational Documents of the Surviving Company. At the Effective Time, the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with applicable Law. The limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with applicable Law.

1.9              Directors and Officers of the Surviving Company. The directors of Merger Sub shall, from and after the Effective Time, become the initial directors of the Surviving Company until their successors shall have been duly elected or appointed and qualified, or their earlier death, resignation or removal. The officers of Merger Sub shall from and after the Effective Time, become the initial officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.10          Certificate of Incorporation and Bylaws of Carbon. The certificate of incorporation of Carbon as in effect immediately prior to the Effective Time shall be the certificate of incorporation of Carbon until amended in accordance with applicable Law. At the Effective Time, the bylaws of Carbon, as in effect immediately prior to the Effective Time, shall be the bylaws of Carbon until thereafter amended in accordance with applicable Law.

1.11          Directors and Officers of Carbon.

(a)                Except as set forth in this Section 1.11, at and immediately after the Effective Time, the officers of Carbon shall consist of the officers of Carbon in office immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b)               Carbon’s Board of Directors shall take all appropriate action so that at and after the Effective Time Steven Mnuchin shall hold the office of Vice Chairman of Carbon and Joseph Otting shall hold the office of Co-President of Carbon. Each of the foregoing officers shall serve until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(c)                At or prior to the Effective Time, Carbon’s Board of Directors shall take all appropriate action to increase the number of directors by two (2). The two (2) vacancies shall be filled by (i) Steven Mnuchin and (ii) Alan Frank. Each of the foregoing directors shall serve until his or her successor has been duly elected or appointed and qualified, or his or her earlier death, resignation or removal. If prior to the Effective Time, any Person designated to fill any such vacancy is unable or unwilling to serve in such position, the Board of Directors of Oxygen and the Board of Directors of Carbon shall mutually agree on a replacement.

1.12          Bank Merger.

(a)                On the Closing Date and simultaneously with the Merger, CIT Bank, a Utah state-chartered bank and a wholly owned Subsidiary of Carbon (“Carbon Bank”), will merge (the “Bank Merger”) with and into OneWest Bank N.A., a national bank and a wholly owned Subsidiary of Oxygen (“Oxygen Bank”); provided that without limiting any of the

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obligations of Carbon or Oxygen set forth herein with respect to the Bank Merger or any of the conditions set forth in Section 7.1, 7.2 or 7.3 relating to the Bank Merger, if the parties agree that operational issues relating to the Bank Merger would preclude the ability of the parties to consummate the Bank Merger simultaneously with the Merger, Carbon and Oxygen shall act reasonably and in good faith to mutually determine whether to proceed with the Merger prior to the Bank Merger. Oxygen Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Carbon Bank shall cease.

(b)               The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by Carbon and reasonably acceptable to Oxygen (the “Bank Merger Agreement”). In order to obtain the necessary regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications with any Governmental Entity for regulatory approval of the Bank Merger: (i) Oxygen shall cause Oxygen Bank to adopt the Bank Merger Agreement, Oxygen, as the sole shareholder of Oxygen Bank, shall approve the Bank Merger Agreement, and Oxygen shall cause the Bank Merger Agreement to be duly executed by Oxygen Bank and delivered to Carbon Bank and (ii) Carbon shall cause Carbon Bank to adopt the Bank Merger Agreement, Carbon, as the sole shareholder of Carbon Bank, shall approve the Bank Merger Agreement and Carbon shall cause the Bank Merger Agreement to be duly executed by Carbon Bank and delivered to Oxygen Bank. Oxygen shall cause Oxygen Bank, and Carbon shall cause Carbon Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the appropriate time as determined pursuant to the first sentence of Section 1.12. The time that the Bank Merger occurs becomes effective pursuant to the foregoing sentence shall be the “Bank Merger Effective Time”).

(c)                The directors of the Surviving Bank shall, from and after the Bank Merger Effective Time consist of (i) the members of the Carbon Board of Directors at the Effective Time (or if the Bank Merger Effective Time occurs following the Effective Time, the members of the Carbon Board of Directors at such time), (ii) Nelson Chai and (iii) Joseph Otting, in each case, until their successors shall have been duly elected or appointed and qualified, or their earlier death, resignation or removal. Oxygen Bank’s Board of Directors shall take all appropriate action so that at and after the Bank Merger Effective Time, Steven Mnuchin shall hold the office of Chairman of the Surviving Bank (which, for the avoidance of doubt, is not the Chairman of the Surviving Bank Board of Directors) and Joseph Otting shall hold the office of Chief Executive Officer and President of the Surviving Bank.

1.13          Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

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Article II

EXCHANGE OF EQUITY INTERESTS

2.1              Carbon to Make Shares and Cash Available. At or prior to the Effective Time, Carbon shall deposit, or shall cause to be deposited, with a bank or trust company designated by Carbon (the “Exchange Agent”), (i) for the benefit of the holders of vested Oxygen Common Interests, (A) Certificates representing the aggregate Per Interest Stock Consideration and (B) cash representing the sum of (1) the aggregate Per Interest Cash Consideration, (2) the aggregate Non-Accredited Investor Common Interest Consideration and (3) the aggregate amount of cash payable to such holders in lieu of fractional shares and (ii) for the benefit of holders of In-the-Money Oxygen Options, (A) Certificates representing the aggregate Per Option Stock Consideration and (B) cash representing the sum of (1) the aggregate Per Option Cash Consideration, (2) the aggregate Non-Accredited Investor Option Consideration and (3) the aggregate amount of cash payable to such holders in lieu of fractional shares (such cash and Certificates for shares of Carbon Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), in each case for exchange in accordance with this Article II; provided that Carbon may deliver the cash portion of any consideration payable to a holder of Oxygen Options through its ordinary payroll systems in lieu of depositing such funds to the Exchange Agent as part of the Exchange Fund; provided, further that to effectuate the payment provisions set forth in Section 1.6, Electing Options will be treated as vested Common Interests for purposes of this Section 2.1, except that Carbon may pay the cash portion of any consideration payable to an Electing Option through its ordinary payroll systems in lieu of depositing such funds to the Exchange Agent as part of the Exchange Fund.

2.2              Exchange of Equity Interests.

(a)                Between thirty (30) and sixty (60) days prior to the anticipated Closing Date, Carbon shall (A) mail or deliver to each holder of record of one or more Oxygen Common Interests as of the Business Day immediately prior to the date of such mailing or delivery that will be vested as of the anticipated Closing Date, (1) a letter of transmittal in a form reasonably satisfactory to Oxygen (which, among other things, shall specify that delivery shall be effected, and risk of loss and title to the Oxygen Common Interests shall pass, only upon proper delivery of the letter of transmittal to the Exchange Agent and include an agreement by such holder to the treatment of the Oxygen Common Interests pursuant to this Agreement and a release of claims against Oxygen and Carbon relating thereto, but shall not provide for any representations or warranties on the part of a Holder of Common Interests other than with respect to title to the Common Interests delivered and due authorization, execution and delivery of the Letter of Transmittal) (the “Letter of Transmittal”), (2) instructions for use in effecting the surrender of the Oxygen Common Interests in exchange for the Per Common Interest Merger Consideration or the Non-Accredited Common Interest Consideration, as applicable, and (3) an Investor Questionnaire and (B) mail or deliver to each holder of an Oxygen Option and each holder of an Oxygen Interest Award as of the Business Day immediately prior to the date of such mailing or delivery, (1) a Holder Acknowledgement (which, among other things, shall include an agreement by such holder to agree to the treatment of the Oxygen Options and Oxygen Interest Awards pursuant to this Agreement and a release of claims against Oxygen and Carbon relating thereto)

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and (2) an Investor Questionnaire. As soon as reasonably practicable after the Effective Time, the Exchange Agent or Carbon shall mail or deliver the appropriate documents referred to in the preceding sentence to any Holder who has not previously returned such materials to the Exchange Agent.

(b)               Upon the later of (i) the Effective Time and (ii) delivery of a properly completed, duly executed Letter of Transmittal and a properly completed, duly executed Investor Questionnaire, or in the case of the holder of an In-the-Money Oxygen Option, a properly completed, duly executed Holder Acknowledgement and a properly completed, duly executed Investor Questionnaire, (A) the holder of vested Oxygen Common Interests shall be entitled to receive in exchange therefor, as applicable, promptly following the Effective Time (1) a Certificate representing that number of whole shares of Carbon Common Stock to which such holder of vested Oxygen Common Interests shall have become entitled pursuant to the provisions of Article I, if any, and (2) an amount of cash, including any cash in lieu of fractional shares which such holder has the right to receive pursuant to the provisions of Article I and this Article II and (B) the holder of such In-the-Money Oxygen Option shall be entitled to receive, promptly following the Effective Time (1) a Certificate representing that number of whole shares of Carbon Common Stock to which such holder of such In-the-Money Oxygen Option shall have become entitled pursuant to the provisions of Article I, if any, and (2) an amount of cash, including any cash in lieu of fractional shares which such holder has the right to receive in respect of such In-the-Money Oxygen Option pursuant to the provisions of Article I and this Article II, if any; provided that any cash due to a holder of Oxygen Common Interests or In-the-Money Oxygen Options shall be paid (x) if such amount is greater than or equal to $100,000, at the holder’s election, by check or wire transfer and (y) if such amount is less than $100,000, by check; provided further that Carbon may deliver the cash portion of any consideration payable to a holder of an In-the-Money Oxygen Option through its ordinary payroll systems in lieu of delivery of a check or wire transfer. No interest will be paid or accrued on any cash to be paid to holders of Oxygen Common Interests or Oxygen Options, or cash in lieu of fractional shares.

(c)                No dividends or other distributions declared with respect to Carbon Common Stock shall be paid to any holder who has not delivered in accordance with this Article II a properly completed, duly executed Letter of Transmittal and a properly completed, duly executed Investor Questionnaire, or in the case of the holder of an In-the-Money Oxygen Option, a properly completed, duly executed Holder Acknowledgement and a properly completed, duly executed Investor Questionnaire. After the delivery of such materials in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Carbon Common Stock which the Oxygen Common Interests or Oxygen Options, as applicable, have been converted into the right to receive.

(d)               If any Certificate representing shares of Carbon Common Stock is to be issued in, or cash is to be paid to, a name other than that in which the Oxygen Common Interests surrendered in exchange therefor is or are recorded, it shall be a condition of the issuance thereof that the Letter of Transmittal delivered with respect to such Oxygen Common Interests shall be accompanied by an appropriate instrument of transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a Certificate representing shares of Carbon Common Stock

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in any name other than that of the record holder of the Oxygen Common Interests surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)                After the Effective Time, there shall be no transfers on the books of Oxygen of Oxygen Common Interests that were issued and outstanding immediately prior to the Effective Time.

(f)                Notwithstanding anything to the contrary contained herein, no Certificates representing fractional shares of Carbon Common Stock shall be issued in exchange for Oxygen Common Interests or in exchange for Oxygen Options, no dividend or distribution with respect to Carbon Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Carbon. In lieu of the issuance of any such fractional share, Carbon shall pay to each former holder of vested Oxygen Common Interests or In-the-Money Oxygen Options who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Carbon Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Carbon Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g)               Any portion of the Exchange Fund that remains unclaimed by the former holders of vested Oxygen Common Interest and In-the-Money Oxygen Options for twelve (12) months after the Effective Time shall be paid to Carbon; provided that if at any time prior to such date, any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Exchange Agent shall first notify Carbon and, at Carbon’s option, such portion shall instead be paid to Carbon. Any former holder of vested Oxygen Common Interests or In-the-Money Oxygen Options who has not theretofore complied with this Article II shall thereafter look only to Carbon for payment of the Per Common Interest Merger Consideration, Per Option Merger Consideration, Non-Accredited Investor Common Interest Consideration, or Non-Accredited Investor Option Consideration, as applicable, and any unpaid dividends and distributions on the Carbon Common Stock deliverable in respect of each former Oxygen Common Interest or Oxygen Option such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Carbon, Oxygen, the Exchange Agent or any other Person shall be liable to any former holder of Oxygen Common Interests or Oxygen Options for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)               Carbon shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of vested Oxygen Common Interests or In-the-Money Oxygen Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Carbon or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Oxygen Common Interests or Oxygen Options in respect of which the deduction and withholding was made by Carbon or the Exchange

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Agent, as the case may be. For purposes of this provision, all Taxes required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law in respect of a holder’s In-the-Money Oxygen Options (including the Electing Options) (the “Option Withholding Amount”) shall first be reduced from the aggregate Per Option Cash Consideration payable in respect of such In-the-Money Oxygen Options (the “Option Cash Amount”) (or the Per Interest Cash Consideration in respect of an Electing Option if the holder of such Electing Option does not separately pay the Withholding Amount in cash). If the Option Withholding Amount exceeds the Option Cash Amount or Per Interest Cash Consideration, as applicable, the amount of the shortfall shall then reduce the Per Option Stock Consideration or Per Interest Stock Consideration, as applicable, to be received in respect of such Oxygen Options, with the value of such Per Option Stock Consideration or Per Interest Stock Consideration, as applicable, based on the closing-sale price of Carbon Common Stock on the NYSE as reported by The Wall Street Journal on the Closing Date.

(i)                 All shares of Carbon Common Stock received in the Merger shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on transfer of such shares of Carbon Common Stock under the Securities Act which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”

(j)                 Notwithstanding Section 2.2(i), the holder of any Certificate(s) for such shares of Carbon Common Stock shall be entitled to receive from Carbon new Certificates for a like number of shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (i) such time as such restrictions are no longer applicable, and (ii) if required by Carbon, delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to Carbon, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.

2.3              Holder Expense Fund. On the Closing Date, Carbon shall pay to the Holders’ Representative or to such other persons (and in such amounts) as may be designated by the Holders’ Representative, by wire transfer to an account or accounts designated by the Holders’ Representative in writing prior to the Closing Date, immediately available funds in the amount of the Holder Expense Fund.

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Article III

REPRESENTATIONS AND WARRANTIES OF OXYGEN

Except as Previously Disclosed by Oxygen, Oxygen hereby represents and warrants to Carbon and Merger Sub as follows:

3.1              Corporate Organization.

(a)                Oxygen is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is a bank holding company duly registered under the BHC Act. Oxygen has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Oxygen is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Oxygen. True and complete copies of the Organizational Documents of Oxygen, as amended through the date hereof have previously been Made Available by Oxygen to Carbon. The Oxygen Organizational Documents are in full force and effect and Oxygen is not in violation of any of their provisions.

(b)               Each Oxygen Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Oxygen and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Oxygen Subsidiary to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Oxygen that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Oxygen Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Oxygen and any joint ventures, partnerships or similar arrangements in which Oxygen or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). True and complete copies of the Organizational Documents of each Oxygen Subsidiary, as amended through the date hereof, have previously been Made Available by Oxygen to Carbon. All such Organizational Documents are in full force and effect and Oxygen and its Subsidiaries are not in violation of any of their provisions.

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3.2              Capitalization.

(a)                As of the date of this Agreement, the authorized limited liability company interests of Oxygen consist of Oxygen Common Interests, Oxygen Converted Common Interests and Oxygen Profits Interests. As of immediately prior to the Effective Time and subject to the adoption of the amendment to the Oxygen LLC Agreement as contemplated by Section 6.5 (the “Amended Oxygen LLC Agreement”), the authorized limited liability company interests of Oxygen issued and outstanding will only consist of Oxygen Common Interests. As of the date of this Agreement, Oxygen has no limited liability company interests issued and outstanding, other than 16,160,812.78 Oxygen Common Interests issued and outstanding, 492,532.01 Oxygen Converted Common Interests and 4.7286% Oxygen Profits Interests. As of the date hereof, there are outstanding 325,405.68 options to purchase Common Interests, which if exercised in full would result in the issuance of 325,405.68 Oxygen Common Interests. Section 3.2(a)(i) of the Oxygen Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of each Oxygen Holder, and the corresponding amount, of Oxygen Common Interests, options to purchase Common Interests, Oxygen Converted Common Interests and Oxygen Profits Interests held by such Oxygen Holder and if applicable, the exercise price, the number of Oxygen Common Interests issuable upon exercise thereof, the Profits Interest Percentage, the Threshold Value (as such terms are defined in the Oxygen LLC Agreement) and the vesting dates (and the amount subject to such vesting dates). Section 3.2(a)(ii) of the Oxygen Disclosure Schedule sets forth a pro forma version of the list referred to in the immediately preceding sentence that gives effect to Section 6.5(b) of this Agreement as if the conversions described therein were completed on the date hereof. All of the issued and outstanding Oxygen Common Interests, Oxygen Converted Common Interests, options to purchase Common Interests and Oxygen Profits Interests have been duly authorized and validly issued and are fully paid (to the extent required under the Oxygen LLC Agreement), nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA and the Oxygen LLC Agreement) and free of preemptive rights. Other than options to purchase Common Interests set forth on Section 3.2(a)(i) of the Oxygen Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued limited liability company interests or other securities of Oxygen, or otherwise obligating Oxygen to issue, transfer, sell, purchase, redeem or otherwise acquire, any such limited liability company interests or other securities. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which holders of limited liability company interests of Oxygen may vote and there are no contractual obligations of Oxygen or its Subsidiaries pursuant to which Oxygen or its Subsidiaries is or could be required to register any of the limited liability company interests or other equity ownership interests of Oxygen or its Subsidiaries or any other securities under the Securities Act.

(b)               Oxygen owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof. No Oxygen Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity

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security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)                Oxygen has received accredited investor questionnaires in the form set forth on Section 3.2(c)(i) of the Oxygen Disclosure Schedules from each Oxygen Holder set forth on Section 3.2(c)(ii) of the Oxygen Disclosure Schedule.

3.3              Authority; No Violation.

(a)                Oxygen has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the authorization of the Amended Oxygen LLC Agreement and the approval of the Bank Merger Agreement by the board of directors of Oxygen Bank. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Oxygen and the requisite Oxygen Holders as required under Oxygen’s Organizational Documents and the DLLCA, subject to the authorization of the Amended Oxygen LLC Agreement, and no other limited liability company proceedings on the part of Oxygen are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Oxygen and (assuming due authorization, execution and delivery by Carbon and Merger Sub) constitutes a valid and binding obligation of Oxygen, enforceable against Oxygen in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)               Neither the execution and delivery of this Agreement by Oxygen nor the consummation by Oxygen of the transactions contemplated hereby, nor compliance by Oxygen with any of the terms or provisions hereof, will (i) violate any provision of Oxygen’s Organizational Documents or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Law applicable to Oxygen or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Oxygen or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Oxygen or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Oxygen. Without limitation of the foregoing, the allocation of the Net Merger Consideration set forth in Article I as well as the treatment of each of the Oxygen Common Interests (including Oxygen Interest Awards), Oxygen Converted Common Interests, Oxygen Profits Interests and options to purchase Common Interests set forth in this Agreement (including as a result of the Merger) complies in all respects with applicable Law, Oxygen’s Organizational Documents, the applicable terms of any such securities and any Contracts with the Holders of any such securities.

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3.4              Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the NYSE, (ii) the filing of any required applications, filings and notices, as applicable, with (1) the Federal Reserve Board under the BHC Act, (2) the OCC, and approval of the foregoing applications, filings and notices, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA, (iv) the filing of the Bank Merger Certificates, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Carbon Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Oxygen of this Agreement or (B) the consummation by Oxygen of the Merger, the Bank Merger and the other transactions contemplated hereby.

3.5              Reports. Oxygen and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) the Office of Thrift Supervision, (vii) the CFPB, (viii) any foreign regulatory authority and (ix) any SRO ((i) – (ix), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Oxygen and its Subsidiaries, no Regulatory Agency has initiated or has pending any Proceeding or, to the Knowledge of Oxygen, investigation into the business or operations of Oxygen or any of its Subsidiaries since January 1, 2011. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Oxygen or any of its Subsidiaries and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Oxygen or any of its Subsidiaries since January 1, 2011.

3.6              Financial Statements.

(a)                Oxygen has previously Made Available to Carbon accurate and complete copies of (a) (i) Oxygen’s audited consolidated balance sheet as of December 31, 2013, 2012, and 2011 and (ii) the related audited consolidated statements of income, equity and cash flows for the fiscal years ended December 31, 2013, 2012 and 2011 ((i) and (ii), the “Oxygen Audited Financial Statements”) and (b) (i) Oxygen’s unaudited consolidated balance sheet as of June 30, 2014 and the related (ii) unaudited consolidated statements of income, equity for the six (6) months ended June 30, 2014 ((i) and (ii), the “Oxygen Unaudited Financial Statements” and collectively with the Oxygen Audited Financial Statements, the “Oxygen Financial Statements”). The Oxygen Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Oxygen and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Oxygen and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount) and (iii) have been prepared in accordance with GAAP consistently applied

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during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Oxygen and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, PricewaterhouseCoopers LLP has not resigned (or informed Oxygen that it intends to resign) or been dismissed as independent public accountants of Oxygen as a result of or in connection with any disagreements with Oxygen on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)               Neither Oxygen nor any of its Subsidiaries have any material Liability except for Liabilities (i) to the extent reflected or reserved against on the consolidated balance sheet of Oxygen as of June 30, 2014 (including any notes thereto) included in the Oxygen Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since June 30, 2014, (iii) incurred in connection with this Agreement and the transactions contemplated hereby or (iv) incurred pursuant to obligations arising under Oxygen Contracts, other than arising out of or resulting from a breach or default under such Oxygen Contracts. None of Oxygen or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K. Section 3.6(b) of the Oxygen Disclosure Schedule sets forth a true and correct list of the reserves set forth therein as of June 30, 2014.

(c)                The records, systems, controls, data and information of Oxygen and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Oxygen or its Subsidiaries or accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Oxygen’s system of internal controls over financial reporting. Oxygen (x) has implemented and maintains disclosure controls and procedures (in accordance with the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”)) to ensure that material information relating to Oxygen, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Oxygen by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Oxygen’s outside auditors and the audit committee of Oxygen’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (in accordance with FDICIA) which are reasonably likely to adversely affect Oxygen’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Oxygen’s internal controls over financial reporting. These disclosures were made in writing by management to Oxygen’s auditors and audit committee and a copy has previously been Made Available to Carbon.

(d)               Since January 1, 2011, (i) neither Oxygen nor any of its Subsidiaries, nor, to the Knowledge of Oxygen, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries, have received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss

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reserves, write-downs, charge-offs and accruals) of Oxygen or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Oxygen or any of its Subsidiaries has engaged in questionable accounting or auditing practices, procedures, or methodologies (including with respect to loan loss and other reserves, write-downs, charge-offs and accruals), and (ii) to the Knowledge of Oxygen, no attorney representing Oxygen or any of its Subsidiaries, whether or not employed by Oxygen or any of its Subsidiaries, has reported evidence of a material violation of applicable securities Laws, breach of fiduciary duty or similar violation by Oxygen or any of its officers, directors, employees or agents to the Board of Directors of Oxygen or any committee thereof or to any director or officer of Oxygen.

3.7              Broker’s Fees. With the exception of the engagement of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, neither Oxygen nor any Oxygen Subsidiary nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated by this Agreement. Oxygen has Made Available to Carbon a true, correct and complete copy of any engagement letter or other Contract between Oxygen and Goldman, Sachs & Co., and between Oxygen and Merrill Lynch, Pierce, Fenner & Smith, Incorporated relating to the Merger and the other transactions contemplated by this Agreement.

3.8              Absence of Certain Changes or Events.

(a)                Since December 31, 2013 through the date hereof, no fact, change, event, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Oxygen.

(b)               Since December 31, 2013 through the date hereof, (i) Oxygen and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice, (ii) neither Oxygen nor its Subsidiaries has taken any action that would if taken after the date of this Agreement require Carbon’s consent pursuant to Section 5.2(b), (c), (d), (f), (g), (i), (j), (k), (l), (m), (q), (s) or (t), (iii) neither Oxygen nor its Subsidiaries has engaged in any transaction or transactions (a “Prohibited Transaction”) that were not contemplated in the Oxygen Budget with the intent to artificially accelerate earnings recognition, artificially increase the carrying value of an asset or artificially decrease the carrying value of a liability and (iv) neither Oxygen nor its Subsidiaries has changed any practices, methodologies, policies or assumptions (any such change a “Prohibited Practice”) with the intent to artificially accelerate earnings recognition, artificially increase the carrying value of an asset or artificially decrease the carrying value of a liability.

3.9              Legal Proceedings.

(a)                Neither Oxygen nor any of its Subsidiaries is a party to any, and there are no pending or, to Oxygen’s Knowledge, threatened, material Proceedings against Oxygen or any of its Subsidiaries or any of their current or former directors or executive officers (whether or not such Proceedings are currently being tolled).

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(b)               There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Oxygen, any of its Subsidiaries or the assets of Oxygen or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to Carbon or any of its Subsidiaries).

3.10          Taxes and Tax Returns.

(a)                Each of Oxygen and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Oxygen nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Oxygen and its Subsidiaries (whether or not shown as due on any Tax Returns) have been fully and timely paid. Each of Oxygen and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The federal income Tax Returns of Oxygen and its Subsidiaries for all years to and including 2008 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither Oxygen nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Oxygen and its Subsidiaries or the assets of Oxygen and its Subsidiaries. Oxygen has Made Available to Carbon true and complete copies of any private letter ruling requests, opinions, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Oxygen nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Oxygen and its Subsidiaries, or any such agreement entered into in the ordinary course of business and that does not relate primarily to Taxes). Neither Oxygen nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Oxygen) or (B) has any Liability for the Taxes of any Person (other than Oxygen or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Neither Oxygen nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Oxygen nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five years has Oxygen been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Each of OneWest Bank Group LLC and OneWest Asset Management LLC is, and since the date of its formation has been, treated as an entity disregarded as separate from its owner pursuant to Treasury Regulation Section 301.7701-3 (and any similar provision of state or local Law).

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3.11          Employee Benefit Matters.

(a)                Section 3.11(a) of the Oxygen Disclosure Schedule lists all material Oxygen Benefit Plans. For purposes of this Agreement, the “Oxygen Benefit Plans” shall mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, equity option, equity purchase, restricted equity, incentive, deferred compensation, welfare, retiree welfare, retirement supplemental retirement, termination, severance, retention, change-in-control, employment or other benefit plans, programs, contracts, agreements or arrangements to or with respect to which Oxygen or any Subsidiary or any trade or business of Oxygen or any of its Subsidiaries, whether or not incorporated, all of which together with Oxygen would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Oxygen ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Oxygen or any of its Subsidiaries or any of their respective Oxygen ERISA Affiliates, in each case for the benefit of any current or former employee, officer, director or independent contractor of Oxygen or any of its Subsidiaries or any of their respective Oxygen ERISA Affiliates, but excluding any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(b)               Oxygen has heretofore Made Available to Carbon true and complete copies, as applicable, of (i) each material Oxygen Benefit Plan or, in the case of any material unwritten Oxygen Benefit Plan, a description of the material terms thereof, (ii) any trust agreements, insurance contracts or documents of any other funding arrangements related to any material Oxygen Benefit Plan, and such copies are true, correct and complete as of the date hereof, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules for the each of the last two plan years, (iv) the current summary plan description and any modifications thereto for each material Oxygen Benefit Plan, (v) the annual financial and/or actuarial reports for each of the last two years, (vi) the most recent determination letter from the IRS, and (vii) all material correspondences with a Governmental Entity.

(c)                Each Oxygen Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No Proceedings with respect to any Oxygen Benefit Plan is pending or, to the Knowledge of Oxygen, threatened, other than routine claims for benefits incurred in the ordinary course of business, and, to the Knowledge of Oxygen, no set of circumstances exists that may give rise to any such Proceedings against the Oxygen Benefit Plans, any fiduciaries thereof with respect to their duties to the Oxygen Benefit Plans or the assets of any of the trusts under any of the Oxygen Benefit Plans. Neither Oxygen nor any of its Subsidiaries has taken any corrective action or made any filings under any voluntary correction program of the IRS, Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Oxygen Benefit Plan, and, to the Knowledge of Oxygen, no circumstances exist that would qualify for such corrective action. None of the Oxygen Benefit Plans is under audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.

(d)               Section 3.11(d) of the Oxygen Disclosure Schedule identifies each Oxygen Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Oxygen Qualified Plans”). The IRS has issued a favorable determination letter with respect to

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each Oxygen Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of Oxygen, there are no existing circumstances and, no events have occurred that could adversely affect the qualified status of any Oxygen Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Oxygen Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)                Each Oxygen Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since March 19, 2009, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since March 19, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. All options to purchase Common Interests have been granted with a per share exercise or reference price at least equal to the fair market value of the underlying equity on the date of grant, within the meaning of Section 409A of the Code.

(f)                None of Oxygen and its Subsidiaries nor any of their respective Oxygen ERISA Affiliates has ever maintained, sponsored, contributed to or been obligated to contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code , (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iii) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (iv) any plan that provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Section 4980B of the Code). None of Oxygen and its Subsidiaries nor any of their respective Oxygen ERISA Affiliates has incurred, nor do any circumstances exist that could result in, any liability (i) under Title IV or Section 302 of ERISA, (ii) under Sections 412, 430 or 4971 of the Code, (iii) as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign laws.

(g)               All contributions required to be made to any Oxygen Benefit Plan under applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Oxygen Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Oxygen in accordance with GAAP.

(h)               None of Oxygen and its Subsidiaries nor any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any of the Oxygen Benefit Plans or their related trusts, Oxygen, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that Oxygen or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

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(i)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of Oxygen or any of its Subsidiaries, or result in any limitation on the right of Oxygen or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Oxygen Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Oxygen or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Oxygen nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Oxygen or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No Oxygen Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j)                 Since January 1, 2011, there has been no pending or, to Oxygen’s Knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Oxygen or any of its Subsidiaries, or any strikes or other material labor disputes against Oxygen or any of its Subsidiaries. As of the date hereof, neither Oxygen nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Oxygen or any of its Subsidiaries and, to the Knowledge of Oxygen, there are no organizing efforts by any union or other group seeking to represent any employees of Oxygen or any of its Subsidiaries.

(k)               Oxygen and its Subsidiaries have complied in all material respects with all applicable Laws regarding (i) employment, including employment practices, employee classification, labor relations, health and safety, wages, hours and terms and conditions of employment and fair labor standards and (ii) the payment and withholding of Taxes and other amounts in respect of their employment of current and former employees, officers, directors or other service providers of Oxygen and its Subsidiaries, and none of Oxygen or any of its Subsidiaries is liable for arrears of wages, taxes, penalties or other sums for failure to comply with such applicable Laws.

3.12          Compliance with Applicable Law.

(a)                Oxygen and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all material licenses, franchises, permits and authorizations (“Permits”) necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Knowledge of Oxygen, no suspension or cancellation of any such Permit is threatened. Since January 1, 2011 Oxygen and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Law relating to Oxygen or any of its Subsidiaries, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the

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Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act.

(b)               Without limitation, since January 1, 2011, none of Oxygen, or its Subsidiaries, or any director, officer, employee, agent or other Person acting on behalf of Oxygen or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Oxygen or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Oxygen or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Oxygen or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Oxygen or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Oxygen or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Oxygen or any of its Subsidiaries or (vii) to the Knowledge of Oxygen, is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c)                Since January 1, 2011, Oxygen and each of its Subsidiaries has properly administered all accounts for which Oxygen or any of its Subsidiaries acts as a fiduciary, including accounts for which Oxygen or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects, and none of Oxygen or any of its Subsidiaries has received written notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2011, none of Oxygen or any of its Subsidiaries, or any director, officer, or employee of Oxygen or its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d)               As of December 31, 2013, Oxygen and each insured depositary Subsidiary of Oxygen is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the Community Reinvestment Act of 1997 is no less than “satisfactory.”

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3.13          Certain Contracts.

(a)                Except as set forth in Section 3.13(a) of the Oxygen Disclosure Schedule, as of the date hereof, neither Oxygen nor any of its Subsidiaries is a party to or bound by any Contract:

(i)                 with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice;

(ii)               which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will result in any payment (whether of severance pay or otherwise) becoming due from Carbon, Oxygen, or any of their respective Subsidiaries to any officer or employee thereof;

(iii)             that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iv)             that contains a non-compete or client or customer non-solicit requirement that restricts the conduct of Oxygen or any of its Subsidiaries or following the Closing will restrict the conduct of Carbon or any of its Subsidiaries;

(v)               that obligates Oxygen or its Subsidiaries, or following the Closing, Carbon or any of its Subsidiaries, to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” or similar covenants (other than any such Contracts that will not obligate Carbon or any of its Subsidiaries following the Closing (other than Oxygen and its Subsidiaries) or which are terminable by Oxygen or any of its Subsidiaries on sixty (60) days or less notice without any material required payment or other material conditions, other than the condition of notice);

(vi)             with or to a labor union or guild (including any collective bargaining agreement);

(vii)           that relates to the incurrence of indebtedness by Oxygen or any of its Subsidiaries in the principal amount of $1,000,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(viii)         that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Oxygen or its Subsidiaries;

(ix)             that relates to the acquisition or disposition of any assets or business with a book value or purchase price in excess of $10,000,000 (whether by merger, sale of stock, sale of assets or otherwise), excluding the acquisition or

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disposition of loans (which, for the avoidance of doubt, are addressed solely in Section 3.13(a)(x));

(x)               that relates to the acquisition or disposition of any loan with a book value or purchase price in excess of $10,000,000, which acquisition or disposition is pending or is otherwise not reflected on the Oxygen Interim Unaudited Financial Statements;

(xi)             that is a loss share agreement with the FDIC (a “Loss Share Agreement”) or any other Contract with the FDIC with rights or Liabilities that are material in respect of the transactions between Oxygen and its Subsidiaries, on the one hand, and the FDIC, on the other hand, in respect of (1) IndyMac Bank F.S.B., (2) La Jolla Bank, FSB or (3) First Federal Bank of California, F.S.B. (collectively with the Loss Share Agreements, the “FDIC Agreements”);

(xii)           that is a Contract with Fannie Mae or Freddie Mac that is material in respect of the relationship between Oxygen and its Subsidiaries, on the one hand, and Fannie Mae or Freddie Mac, on the other hand (collectively, the “GSE Agreements”);

(xiii)         that is a Contract with Ginnie Mae, HUD, the USDA, the VA or any other federal or state Governmental Entity that insures or guarantees residential mortgage Loans and/or residential mortgage backed securities (each a “Governmental Insurer”);

(xiv)         with respect to the performance by Oxygen or its Subsidiaries of Loan servicing with any outstanding obligations that are material to Oxygen and its Subsidiaries (the “Servicing Agreements”);

(xv)           that obligates Oxygen or any of its Subsidiaries to indemnify or hold harmless any director or executive officer of Oxygen or any of its Subsidiaries (other than the organizational documents of Oxygen or its Subsidiaries);

(xvi)         that involved the payment of more than $1,000,000 by Oxygen and its Subsidiaries in the twelve month period ending July 30, 2014 or that is expected to in the twelve month period ending December 31, 2014 (other than any such Contracts which are terminable by Oxygen or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other material conditions, other than the condition of notice);

(xvii)       that is a settlement agreement other than (A) releases immaterial in nature or amount entered into in the ordinary course of business with the former employees of Oxygen or its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment or (B) agreements the performance of which does not involve any payment after June 30, 2014 and does not impose any injunctive or other similar restrictions on Oxygen or its Subsidiaries;

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(xviii)     that (A) grants Oxygen or one of its Subsidiaries any right to use any material Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software), (B) permits any third person to use, enforce or register any material Intellectual Property owned by Oxygen or its Subsidiaries (other than non-exclusive licenses to end-users or customers in the ordinary course of business) or (C) restricts the right of Oxygen or one of its Subsidiaries to use or register any material Intellectual Property owned by Oxygen or its Subsidiaries; or

(xix)         that relates to a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or the formation, creation or operation, management or control of any material partnership or joint venture with any third party.

Each Contract of the type described in this Section 3.13(a), whether or not set forth in the Oxygen Disclosure Schedule, is referred to herein as an “Oxygen Contract.” Oxygen has Made Available to Carbon prior to the date of this Agreement a complete and correct copy of each Oxygen Contract, including all amendments, modifications and supplements thereto as in effect on the date of this Agreement.

(b)               Each Oxygen Contract is in full force and effect and is valid and binding on Oxygen or one of its Subsidiaries, as applicable, and to Oxygen’s Knowledge the other parties thereto, enforceable against Oxygen and its subsidiaries and, to Oxygen’s Knowledge, the other parties thereto in accordance with its terms, except as may be limited by the Enforceability Exceptions. Neither Oxygen nor any of its Subsidiaries is, nor, to Oxygen’s Knowledge, is any other party, in breach, default or violation (and no event has occurred or not occurred through Oxygen’s or any of its Subsidiaries’ action or inaction or, to Oxygen’s Knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Oxygen Contract. There are no disputes pending or, to Oxygen’s Knowledge, threatened with respect to any Oxygen Contract and neither Oxygen nor any of its Subsidiaries has received any written notice of the intention of any other party to an Oxygen Contract to terminate for default, convenience or otherwise any Oxygen Contract, nor to Oxygen’s Knowledge, is any such party threatening to do so.

3.14          Agreements with Regulatory Agencies.

(a)                Except for (a) the Consent Order for Oxygen, dated March 21, 2014, (b) the Consent Order for Oxygen Bank, dated March 6, 2014 and (c) the related Consent Orders for Oxygen and Oxygen Bank dated April 13, 2011 (the “Consent Orders”), neither Oxygen nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital

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adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Oxygen Disclosure Schedule, an “Oxygen Regulatory Agreement”), nor has Oxygen or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Oxygen Regulatory Agreement. Except as set forth on Section 3.14 of the Oxygen Disclosure Schedule, as of the date of this Agreement, Oxygen and its Subsidiaries have completed all actions (other than the completion of internal audits) required under the Consent Orders.

(b)               Except as set forth in Section 3.14(b) of the Oxygen Disclosure Schedule, neither Oxygen nor any of its Subsidiaries has been ordered to pay any civil monetary penalty by any Regulatory Agency or other Governmental Entity, nor have Oxygen or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering ordering any civil monetary penalty.

3.15          Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions, whether entered into for the account of Oxygen, any of its Subsidiaries or for the account of a customer of Oxygen or one of its Subsidiaries, were entered into in the ordinary course of business and, in all material respects, in accordance with applicable rules, regulations and policies of any Regulatory Agency with competent jurisdiction and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Oxygen or one of its Subsidiaries enforceable in accordance with their terms except as may be limited by the Enforceability Exceptions, and are in full force and effect. Oxygen and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Oxygen’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16          Environmental Liability.

(a)                Except as has not had and would not, individually or in the aggregate, reasonably be expected to be material to Oxygen and its Subsidiaries, taken as a whole, (i) Oxygen and its Subsidiaries are in compliance with, and since January 1, 2011 have complied with, all applicable Environmental Laws; (ii) there are no Proceedings seeking to impose, or that could reasonably result in the imposition, on Oxygen or any of its Subsidiaries of any Liability or obligation arising under any Environmental Law, or to the Knowledge of Oxygen, pending or threatened against Oxygen; (iii) Oxygen is not subject to any agreement, order, judgment, decree, by or with any court, governmental authority, regulatory agency or third party imposing any Liability or obligation with respect to Environmental Laws; (iv) to the Knowledge of Oxygen, no Hazardous Substance is present at, on, in or under any property currently or formerly owned or leased by Oxygen or its Subsidiaries that could reasonably result in the imposition, on Oxygen or any of its Subsidiaries of any Liability or obligation arising under any applicable Environmental Law; and (v) neither Oxygen nor any of its Subsidiaries has assumed by contract, undertaken or provided an indemnity with respect to or otherwise become subject to any Liability of any other Person specifically relating to any Environmental Law or concerning Hazardous Substances.

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(b)               Oxygen has Made Available to Carbon copies of all environmental reports, studies and assessments prepared within the past five years that are in the possession or under the reasonable control of Oxygen or its Subsidiaries pertaining to Releases or compliance with, or Liabilities under, Environmental Laws, in each case with respect to Owned Real Property or real property leased pursuant to a Real Property Lease and that individually, or in the aggregate, would reasonably be expected to be material to Oxygen and its Subsidiaries, taken as a whole.

3.17          Investment Securities and Commodities.

(a)                Each of Oxygen and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien (other than Permitted Encumbrances) except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Oxygen or its Subsidiaries.

(b)               Oxygen and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Oxygen believes are prudent and reasonable in the context of such businesses.

3.18          Property.

(a)                Oxygen has good, valid, and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the business of Oxygen and its Subsidiaries free and clear of any Liens, except Permitted Encumbrances. The material tangible personal property currently used in the operation of the business of Oxygen and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)               Section 3.18(b) of the Oxygen Disclosure Schedule sets forth a list of all real properties that are the subject of a Real Property Lease as of the date hereof. Each of the lease agreements for real property to which Oxygen or any of its Subsidiaries is bound or which relates to real property operated or utilized by Oxygen or any of its Subsidiaries (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, individually, a “Real Property Lease”) are in full force and effect and, to Oxygen’s Knowledge, are enforceable against the landlord which is party thereto in accordance with its terms (except as enforcement may be limited by the Enforceability Exceptions), and there are no material defaults or events of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of Oxygen or any of its Subsidiaries, and to Oxygen’s Knowledge, by any other party, under such lease agreements. Oxygen’s or its Subsidiaries’ possession and quiet enjoyment of the leased real property under such Real Property Lease has not been disturbed, and to Oxygen’s Knowledge, there are no disputes with respect to any such Real Property Lease, except for such disturbances or disputes that, individually or in the aggregate, would not reasonably be expected to be material to Oxygen and its Subsidiaries, taken as a whole.

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(c)                Section 3.18(c) of the Oxygen Disclosure Schedule sets forth a list of all real property owned by Oxygen and its Subsidiaries (“Owned Real Property”). Oxygen or one of its Subsidiaries has valid and marketable title to the Owned Real Property, including all appurtenances thereto and fixtures thereon, free and clear of any and all Liens except Permitted Encumbrances. There is no purchase right, purchase option, right of first refusal or right of first offer with respect to the Owned Real Property or any portion thereof. There are no pending or, to Oxygen’s Knowledge, threatened condemnation proceedings against any Owned Real Property.

3.19          Intellectual Property.

(a)                Section 3.19(a) of the Oxygen Disclosure Schedule sets forth, in each case as of the date hereof, an accurate and complete list of all: United States and foreign issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and Internet domain names owned by Oxygen or any of its Subsidiaries (the foregoing being, collectively, the “Oxygen Registered Intellectual Property”). No registrations or applications for material Oxygen Registered Intellectual Property have expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or in the ordinary course of business.

(b)               Except as set forth on Section 3.19(b) of the Oxygen Disclosure Schedule, Oxygen and its Subsidiaries own all right, title, and interest to, or otherwise have a valid and enforceable right to use all Intellectual Property necessary for or used in the conduct of the business of Oxygen and its Subsidiaries as currently conducted, except as would not reasonably be expected to be material to Oxygen and its Subsidiaries, taken as a whole. All material Intellectual Property owned by Oxygen and its Subsidiaries is owned free and clear of all Liens (except for Permitted Encumbrances).

(c)                The conduct of the business of Oxygen and its Subsidiaries as currently conducted does not infringe, violate or constitute misappropriation of any Intellectual Property of any third Person except for such infringements, violations and misappropriations that, individually or in the aggregate, would not reasonably be expected to be material to Oxygen and its Subsidiaries, taken as a whole.

(d)               To the Knowledge of Oxygen, no third Person is infringing, violating, or misappropriating any material Intellectual Property owned by Oxygen or its Subsidiaries. There is no (i) pending claim or (ii) asserted claim in writing (including any “cease and desist” letters and invitations to license) that Oxygen or any Subsidiary has infringed, violated or misappropriated, or is infringing or violating any Intellectual Property rights of any third Person, except for such claims that, if adversely determined, would not reasonably be expected to be material to Oxygen and its Subsidiaries, taken as a whole.

(e)                Oxygen and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of Oxygen and its Subsidiaries and third party confidential information provided to Oxygen or any Subsidiary that Oxygen or such Subsidiary is obligated to maintain in confidence.

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3.20          Related Party Transactions. Except as set forth in Section 3.20 of the Oxygen Disclosure Schedule, there are no transactions or series of related transactions, Contracts, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Oxygen or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Oxygen or any of its Subsidiaries or any Oxygen Holder (or any of such Person’s immediate family members or Affiliates) on the other hand, except those of a type available to employees of Oxygen or its Subsidiaries generally.

3.21          State Takeover Laws. The Board of Directors of Oxygen has taken all actions that may be required to render inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, “Takeover Statutes”). No Takeover Statutes will prohibit, restrict or impair the performance of Oxygen’s obligations under this Agreement.

3.22          Oxygen Information. The information relating to Oxygen and its Subsidiaries which is provided by Oxygen or its representatives for inclusion in any document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.23          Loan Matters.

(a)                Each Oxygen Loan originated by Oxygen and its Subsidiaries and, to the Knowledge of Oxygen, each other Oxygen Loan has been solicited and originated and, during the period of time such Oxygen Loan was originated, held or serviced by Oxygen or its Subsidiaries, was administered and serviced, and the relevant loan files were maintained, in all material respects in accordance with the relevant Loan documents, the underwriting standards of the originating bank and, in the case of such Oxygen Loans held for resale to investors, the underwriting standards, if any, of the applicable investors and with all applicable requirements of Law, applicable GSE Requirements, Governmental Insurer Requirements and Investor/Insurer Requirements.

(b)               Except as set forth in Section 3.23(a)(i) of the Oxygen Disclosure Schedule, Oxygen is not bound by an agreement pursuant to which Loans or pools of Loans or participations in Loans have been sold that contains any obligation of Oxygen or any of its Subsidiaries to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Section 3.23(b) of the Oxygen Disclosure Schedule sets forth a true and correct report as regarding the current status of (A) repurchase requests received by Oxygen or any of its Subsidiaries to repurchase any Loan or interests therein serviced by Financial Freedom, and (B) Oxygen’s and its Subsidiaries’ reserves in respect of potential repurchase requests to repurchase any Loan or interests therein, in each case by any GSE, Governmental Insurer, private mortgage insurer or investor.

(c)                Each of Oxygen and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by HUD to originate and service Title I FHA

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mortgage Loans; (ii) by the VA to originate and service VA Loans; (iii) as a seller/servicer by Fannie Mae and Freddie Mac and (iv) by Ginnie Mae to issue mortgage backed securities.

(d)               None of Oxygen or any of its Subsidiaries is now nor has been since January 1, 2011 subject to any material fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any Loan purchase commitment from, any GSE or Governmental Insurer relating to the origination, sale or servicing of mortgage or consumer Loans. Oxygen has not received any written notice, nor does it have any reason to believe, that any GSE proposes to limit or terminate the underwriting authority of Oxygen and its Subsidiaries or to increase the guarantee fees payable to any GSE or Governmental Insurer.

(e)                Since March 19, 2009, except as would not reasonably be expected to be, individually or in the aggregate, material to Oxygen or its Subsidiaries, taken as a whole, each of Oxygen and its Subsidiaries has been in compliance with all applicable federal, state and local Laws, rules and regulations and related regulatory guidance, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all GSE Requirements, Governmental Insurer Requirements and Investor/Insurer Requirements.

(f)                Each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Oxygen, acquired by Oxygen or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(g)               Each Oxygen Loan that is a mortgage Loan or reverse mortgage Loan is evidenced by a mortgage note or other valid and enforceable documentation and is duly secured by a valid first lien or subordinate lien on the related mortgaged property, in each case, on such forms and with terms that comply with applicable Law. Each such mortgage note and the related mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(h)               The Advances, net of reserves, are valid and subsisting amounts owing to Oxygen and its applicable Subsidiary and are carried on the books of Oxygen or the applicable Subsidiary at values determined in accordance with GAAP, and are not subject to setoffs or claims arising from acts or omissions of Oxygen or any of its Subsidiaries. No GSE, Governmental Insurer, private mortgage insurer or investor has claimed any defense, offset or counterclaim to repayment of any Advance that is pending.

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3.24          Loan Portfolio.

(a)                As of December 31, 2013, none of Oxygen or its Subsidiaries is a party to a Loan, including any Loan guaranty, with any director, executive officer or 5% Oxygen Holder or any Affiliate of any of the foregoing other than as disclosed on 3.24(a) of the Oxygen Disclosure Schedule. All Loans that have been made by Oxygen or its Subsidiaries that are subject to Section 22(h) of the Federal Reserve Act, as amended, or to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) comply therewith.

(b)               Section 3.24(b) of the Oxygen Disclosure Schedule sets forth a listing, as of December 31, 2013, by account (and specifying for any such Loan the Loss Share Agreement, if any, to which it is subject) of: (A) all Oxygen Loans (including participations) with an unpaid principal balance of $10 million or more that have been accelerated by Oxygen or its Subsidiaries during the past twelve months; (B) all Loan commitments or lines of credit of Oxygen and its Subsidiaries in an amount of $10 million or more that have been terminated by Oxygen or its Subsidiaries during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified Oxygen or its Subsidiaries during the past twelve months of, or has asserted against Oxygen, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Oxygen, each borrower, customer or other party which has given Oxygen or its Subsidiaries any oral notification of, or orally asserted to or against Oxygen or any of its Subsidiaries, any such claim; (D) all Oxygen Loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder or (4) where a specific reserve allocation exists in connection therewith; and (E) all assets classified by Oxygen and its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c)                Section 3.24(c) of the Oxygen Disclosure Schedule sets forth a listing, as of the dates set forth therein, by account (and specifying for any such Loan the Loss Share Agreement, if any, to which it is subject) of all Oxygen Loans where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms.

(d)               Oxygen has previously Made Available to Carbon, certain files on which information regarding the Oxygen Loans is recorded (the “Tapes”). The information contained in the Tapes is true and accurate in all material respects as of the date specified therein.

(e)                Oxygen has previously Made Available to Carbon a copy of the Oxygen Bank N.A. SFR Asset Management March 2013 Loss Share Review Report dated June 27, 2014 (the “Loss Share Review”). The information contained in the Loss Share Review is true and accurate in all material respects as of June 27, 2014. To the Knowledge of Oxygen, neither

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Oxygen nor any of its Subsidiaries has been underpaid or overpaid any amounts under the Loss Share Agreements that have not otherwise been corrected. Section 3.24(e) of the Oxygen Disclosure Schedule set forth a true and correct report regarding the status as of June 30, 2014 of all claims for indemnification or, in the case of the FDIC Agreements, reimbursement that have been submitted by Oxygen or its Subsidiaries pursuant to any of the FDIC Agreements (other than the Loss Share Agreements) or GSE Agreements that have not been paid in full in the ordinary course, including the corresponding dollar amount of each such claim.

3.25          Insurance. Section 3.25 of the Oxygen Disclosure Schedule lists each material insurance policy maintained by or on behalf of Oxygen and its Subsidiaries as of the date hereof and a true and complete copy of each such policy has been Made Available to Carbon prior to the date hereof. All premiums due in respect of such insurance policies have been paid in full. All of such insurance policies are in full force and effect, and neither Oxygen nor any Subsidiary is in material default with respect to any of its obligations under any of such insurance policies. To the Knowledge of Oxygen, as of the date of this Agreement, (i) there is no threatened termination of, or threatened material premium increase with respect to, any of such policies other than increases in connection with Oxygen’s annual renewal process and (ii) there is no material claim pending regarding Oxygen or any of its Subsidiaries under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.26          Reorganization. Oxygen has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article IV

REPRESENTATIONS AND WARRANTIES OF CARBON AND MERGER SUB

Except (i) as Previously Disclosed by Carbon or (ii) as disclosed in any Carbon Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Carbon with the SEC since December 31, 2013, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Carbon and Merger Sub hereby represent and warrant to Oxygen as follows:

4.1              Corporate Organization.

(a)                Carbon is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is a bank holding company and financial holding company duly registered under the BHC Act and meets applicable requirements for qualification as such. Carbon has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Carbon is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or

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qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Carbon.

(b)               Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.2              Capitalization.

(a)                The authorized capital stock of Carbon consists of 600,000,000 shares of Carbon Common Stock (par value $0.01 per share) and 100,000,000 shares of preferred stock (par value $0.01 per share). As of June 30, 2014 there are (a) no shares of preferred stock issued or outstanding, (b) 203,092,918 shares of Carbon Common Stock issued and outstanding, which number includes 2,965,280 restricted shares of Carbon Common Stock granted under a Carbon Stock Plan (a “Carbon Restricted Stock Award”), (c) 17,447,692 shares of Carbon Common Stock held in treasury, (d) 59,095 shares of Carbon Common Stock reserved for issuance upon the exercise of options granted by Carbon to purchase shares of Carbon Common Stock under a Carbon Stock Plan (as defined below) (“Carbon Stock Options”), (e) 2,338,561 shares of Carbon Common Stock reserved for issuance upon the vesting of restricted stock units or performance share units granted under a Carbon Stock Plan (“Carbon Restricted Stock Units”), assuming in the case of performance share units that performance goals are satisfied at target levels and (f) no other shares of capital stock or other voting securities of Carbon issued, reserved for issuance or outstanding. For purposes of this Agreement, the “Carbon Stock Plans” means the Carbon Amended and Restated Long-Term Incentive Plan. All of the issued and outstanding shares of Carbon Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof.

(b)               The Stock Consideration Amount has been duly authorized. At the Effective Time, the Stock Consideration Amount will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof.

4.3              Authority; No Violation.

(a)                Each of Carbon and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Bank Merger Agreement by the board of directors of Carbon Bank. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Carbon and Merger Sub, as applicable. Carbon, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated by this Agreement. No other corporate proceedings on the part of Carbon or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Carbon and Merger Sub and (assuming due

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authorization, execution and delivery by Oxygen) constitutes a valid and binding obligation of Carbon and Merger Sub, enforceable against Carbon and Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)               Neither the execution and delivery of this Agreement by Carbon or Merger Sub, nor the consummation by Carbon or Merger Sub of the transactions contemplated hereby, nor compliance by Carbon or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation of Carbon or Bylaws or Merger Sub’s Certificate of Formation or Limited Liability Company Agreement or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Law applicable to Carbon, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Carbon or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Carbon or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Carbon.

4.4              Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the NYSE, (ii) the filing of any required applications, filings and notices, as applicable, with (1) the Federal Reserve Board under the BHC Act, (2) the FDIC under the Bank Merger Act, (3) the OCC, and approval of the foregoing applications, filings and notices, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DLLCA, (iv) the filing of the Bank Merger Certificates, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Carbon Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Carbon and Merger Sub of this Agreement or (B) the consummation by Carbon and Merger Sub of the Merger, the Bank Merger and the other transactions contemplated hereby.

4.5              Reports. Carbon and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Carbon and its Subsidiaries, no Regulatory Agency has initiated or has pending any Proceeding or, to the Knowledge of Carbon, investigation into the business or operations of Carbon or any of its Subsidiaries since January 1, 2011. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Carbon or any of its Subsidiaries and (ii) has been no formal or

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informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Carbon or any of its Subsidiaries since January 1, 2011.

4.6              Financial Statements.

(a)                The financial statements of Carbon and its Subsidiaries included (or incorporated by reference) in the Carbon Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Carbon and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Carbon and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Carbon and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, PricewaterhouseCoopers LLP has not resigned (or informed Carbon that it intends to resign) or been dismissed as independent public accountants of Carbon as a result of or in connection with any disagreements with Carbon on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)               Neither Carbon nor any of its Subsidiaries have any material Liability, except for (i) those Liabilities that are fully reflected or reserved against on the consolidated balance sheet of Carbon included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (including any notes thereto), (ii) Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2014, or (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby. None of Carbon or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c)                The records, systems, controls, data and information of Carbon and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Carbon or its Subsidiaries or accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Carbon’s system of internal controls over financial reporting. Carbon (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Carbon, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Carbon by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Carbon’s outside auditors and the audit committee of Carbon’s Board of Directors (i) any significant deficiencies and material weaknesses in the

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design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Carbon’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Carbon’s internal controls over financial reporting. These disclosures were made in writing by management to Carbon’s auditors and audit committee and a copy has previously been made available to Oxygen.

(d)               Since January 1, 2011, (i) neither Carbon nor any of its Subsidiaries, nor, to the Knowledge of Carbon, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries, have received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Carbon or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Carbon or any of its Subsidiaries has engaged in questionable accounting or auditing practices, procedures, or methodologies (including with respect to loan loss and other reserves, write-downs, charge-offs and accruals), and (ii) to the Knowledge of Carbon, no attorney representing Carbon or any of its Subsidiaries, whether or not employed by Carbon or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Carbon or any of its officers, directors, employees or agents to the Board of Directors of Carbon or any committee thereof or to any director or officer of Carbon.

4.7              Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC, neither Carbon nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.8              Absence of Certain Changes or Events.

(a)                Since December 31, 2013 through the date hereof, no fact, change, event, occurrence, condition or development has occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Carbon.

(b)               Since December 31, 2013 through the date hereof, Carbon and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9              Legal Proceedings.

(a)                Neither Carbon nor any of its Subsidiaries is a party to any, and there are no pending or, to Carbon’s Knowledge, threatened, material Proceedings against Carbon or any of its Subsidiaries or any of their current or former directors or executive officers (whether or not such Proceedings are currently being tolled).

(b)               There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Carbon, any of its Subsidiaries or the assets of Carbon or any of its

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Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to Carbon or any of its Subsidiaries).

4.10          Compliance with Applicable Law.

(a)                Carbon and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all material Permits necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Knowledge of Carbon, no suspension or cancellation of any such Permit is threatened. Since January 1, 2011, Carbon and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Law relating to Carbon or any of its Subsidiaries, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act.

(b)               Without limitation, since January 1, 2011, none of Carbon, or its Subsidiaries, or any director, officer, employee, agent or other Person acting on behalf of Carbon or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Carbon or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Carbon or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Carbon or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Carbon or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Carbon or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Carbon or any of its Subsidiaries or (vii) to the Knowledge of Carbon, is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c)                Since January 1, 2011, Carbon and each of its Subsidiaries has properly administered all accounts for which Carbon or any of its Subsidiaries acts as a fiduciary, including accounts for which Carbon or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance

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with the terms of the governing documents and applicable Law in all material respects, and none of Carbon or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2011, none of Carbon or any of its Subsidiaries, or any director, officer, or employee of Carbon or its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d)               As of December 31, 2013, Carbon and each insured depositary Subsidiary of Carbon is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the Community Reinvestment Act of 1997 is no less than “satisfactory.”

4.11          Agreements with Regulatory Agencies.

(a)                Neither Carbon nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil monetary penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Carbon Disclosure Schedule, a “Carbon Regulatory Agreement”), nor has Carbon or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Carbon Regulatory Agreement.

(b)               Except as set forth in Section 4.11(b) of the Carbon Disclosure Schedule, neither Carbon nor any of its Subsidiaries has been ordered to pay any civil monetary penalty by any Regulatory Agency or other Governmental Entity, nor have Carbon or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering ordering any civil monetary penalty

4.12          Available Funds. As of the Closing, Carbon will have sufficient funds available to it to deliver the Aggregate Cash Consideration.

4.13          Reorganization. Carbon has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14          Carbon Information. The information relating to Carbon and its Subsidiaries which is provided by Carbon or its representatives for inclusion in any document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1              Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement, or as required by applicable Law, or with the prior written consent of Carbon, Oxygen shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and (b) use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with regulators, customers, suppliers, employees, licensors and licensees and other third parties. Subject to the terms and conditions of this Agreement, including Section 6.1, during the period from the date of this Agreement to the Effective Time, Oxygen and Carbon shall use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable and, except as expressly required or permitted by this Agreement, or as required by applicable Law, or with the prior written consent of the other party, Oxygen and Carbon shall, and shall cause each of its Subsidiaries to take no action that is intended to or would reasonably be expected to result in the failure of any of the conditions set forth in Article VII.

5.2              Oxygen Forbearances. During the period from the date of this Agreement to the Effective Time, except (x) as required by applicable Law, (y) as expressly required or permitted by this Agreement or (z) as set forth in Section 5.2 of the Oxygen Disclosure Schedule, Oxygen shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Carbon (which, other than in the case of clauses (b), (c) (solely as such clause (c) relates to assets under the IndyMac Bank, F.S.B. Loss Share Agreement), (d), (e) (solely as such clause (e) relates to FDIC Agreements and GSE Agreements), (f), (g), (i), (j), (k), (l), (m), (n), (p), (q), (r) (s), (t) or, solely in respect of each of the foregoing, (u) below, shall not be unreasonably withheld or delayed):

(a)                other than in the ordinary course of business consistent with past practice, incur any indebtedness, for borrowed money (other than indebtedness of Oxygen or any of its wholly owned Subsidiaries to Oxygen or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than Oxygen or any of its Subsidiaries);

(b)               (i) adjust, split, combine or reclassify any limited liability company interests or other equity interests;

(i)                 make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its limited liability company interests, other equity interests, or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any of its limited liability company interests or other equity interests except any

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dividends paid by any of the Subsidiaries of Oxygen to Oxygen or any of its wholly owned Subsidiaries;

(ii)               (A) issue, grant, sell or otherwise permit to become outstanding, or authorize the issuance of, any additional limited liability company interests or other equity interests or securities convertible or exchangeable into, or exercisable for, any limited liability company interests or other equity interests or any equity-based awards or interests or other rights of any kind to acquire any limited liability company interests or other equity interests, except pursuant to the exercise or settlement of options to purchase Common Interests, Oxygen Converted Common Interests or Oxygen Profits Interests outstanding as of the date hereof, in each case in accordance with their terms or Section 6.5(b), or (B) enter into any Contract, understanding or arrangement with respect to the sale or voting of its limited liability company interests, other equity interests or other securities;

(c)                sell, transfer, pledge, lease grant, license, mortgage, assign, encumber or otherwise dispose of (including by merger) any of its material properties or assets (other than any assets subject to the IndyMac Bank, F.S.B. Loss Share Agreement) to any Person other than a wholly owned Subsidiary, in each case except in the ordinary course of business consistent with past practice (including non-exclusive licenses to end-users or customers), or for Permitted Liens, or cancel, release or assign any material indebtedness to any such Person or any claims held by any such Person;

(d)               acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any other Person, other than a wholly owned subsidiary of Oxygen, or make any material investment in (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other Person or property or assets of any other Person, in each case other than a wholly owned Subsidiary of Oxygen;

(e)                terminate any Oxygen Contract or amend, waive, or fail to use reasonable best efforts to enforce any material provision of, any Oxygen Contract, in each case except in the ordinary course of business consistent with past practice (other than a FDIC Agreement or GSE Agreement), or enter into any Contract that would constitute an Oxygen Contract if it were in effect on the date of this Agreement or renew any Oxygen Contract other than any Contract which is terminable by Oxygen or its Subsidiaries on sixty (60) days or less notice without any required material payment or other conditions, other than the condition of notice; provided that this Section 5.2(e) shall not restrict the entry into any Oxygen Contract (other than a FDIC Agreement or GSE Agreement) that relates to (i) the incurrence of indebtedness permitted to be incurred pursuant to Section 5.2(a) or (ii) any settlement of a Proceeding permitted pursuant to Section 5.2(g);

(f)                except as required by an Oxygen Benefit Plan as in effect on the date hereof or as required by applicable Law or this Agreement, (i) become a party to, enter into

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(other than entry into offer letters in the ordinary course of business consistent with past practice that does not conflict with any other provision of this Section 5.2(f) (for the avoidance of doubt, including providing rights to severance or change-in-control compensation or benefits)), adopt, materially amend or terminate (or commit to become a party to, enter into, adopt, materially amend or terminate) any Oxygen Benefit Plan (or arrangement that had it existed as of the date hereof, would have been an Oxygen Benefit Plan), (ii) increase in any manner the compensation or benefits payable to any current or former director, employee or other service provider of Oxygen or any of its Subsidiaries or pay any amounts to any such individual not otherwise due, other than increases in the ordinary course of business consistent with past practice (A) of 2% or less in the aggregate base salaries (and corresponding increases in target bonuses occurring solely as a result of such increases in base salaries) payable to current employees of Oxygen or its Subsidiaries whose annual target compensation is less than $500,000 or (B) of 5% or less in annual base salary (and corresponding increases in target bonuses occurring solely as a result of such increases in base salaries) payable to any current employee of Oxygen or its Subsidiaries whose annual target compensation is less than $500,000 in connection with the promotion of such employee in the ordinary course of business consistent with past practice and provided that such increase does not raise such employee’s annual target compensation above $500,000, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than the determination and payment of annual bonuses in respect of Oxygen’s 2014 fiscal year in the ordinary course consistent with past practice and the terms of the applicable bonus programs with the aggregate amount of such bonuses not to exceed an annualized amount calculated at the same accrual rate for such bonuses reflected in the Oxygen Audited Interim Financial Statements, which amount is set forth on Section 5.2(f)(iii) of the Oxygen Disclosure Schedule and which accrual is determined in the ordinary course of business consistent with past practice, (iv) grant or accelerate the vesting of any compensation or benefits for the benefit of any current or former employee, officer, director or other service provider of Oxygen or any of its Subsidiaries, (v) enter into any collective bargaining agreement or similar labor agreement, (vi) provide any funding for any rabbi trust or similar arrangement, or take any action to fund or in any other way secure the payment of any compensation or benefits, or (vii) hire or terminate (other than for cause) the employment of any individual with annual target compensation in excess of $500,000;

(g)               commence, settle or compromise any Proceeding, except for (i) any settlement (A) involving only monetary remedies with a value not in excess of $1 million, with respect to any individual Proceeding or $5 million, in the aggregate (in excess of, in each case, any settlement payments that are actually recovered from trusts or other third parties or reserves in respect thereof to the extent reflected in the Oxygen Unaudited Financial Statements), subject to prior consultation with Carbon and (B) that is not otherwise reasonably likely to be material to Oxygen and its Subsidiaries (or following the Closing, Carbon and its Subsidiaries) and (ii) the commencement of any Proceeding in the ordinary course of business consistent with past practice;

(h)               waive or release any rights or claims material to Oxygen and its Subsidiaries or agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its business or operations in any material respect;

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(i)                 amend its Organizational Documents, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely involving its wholly owned Subsidiaries);

(j)                 except as contemplated by the forecast Made Available to Carbon, restructure or make any material change to its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in a manner that is not consistent with Oxygen’s existing investment policy previously Made Available to Carbon;

(k)               implement or adopt any material change in its accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP;

(l)                 enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies or expand its SBA 7A program, except, in each case, as required by applicable Law or as requested by any Governmental Entity;

(m)             make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, except, in each case, as required by applicable Law or as requested by any Governmental Entity;

(n)               (i) except for Loans or commitments for Loans that have been approved by Carbon prior to the date of this Agreement, without prior consultation with Carbon, (1) make or acquire any individual Loan or issue a commitment (or renew or extend an existing commitment) for any individual Loan if under Oxygen’s credit policies previously Made Available to Carbon such Loan or commitment would require the approval of the Oxygen Board of Directors or (ii) without prior consultation with Carbon, enter into agreements relating to, or consummate purchases or sales of, whole individual Loans if under Oxygen’s credit policies previously Made Available to Carbon such action would require the approval of the Oxygen Board of Directors;

(o)               make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(p)               make any capital expenditure in excess of $2,500,000 individually or $10,000,000 in the aggregate;

(q)               materially reduce the amount of insurance coverage or fail to renew or replace any material existing insurance policies;

(r)                 terminate or allow to lapse any Permit or amend a Permit in a manner that materially adversely impacts the ability to conduct its business;

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(s)                adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(t)                 take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(u)               agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3              Carbon Forbearances.              During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, and, except as expressly required or permitted by this Agreement, Carbon shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Oxygen:

(a)                amend its Organizational Documents in a manner that would adversely affect in any material respect Oxygen, the Oxygen Holders or the transactions contemplated by this Agreement;

(b)               take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(c)                agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Article VI

ADDITIONAL AGREEMENTS

6.1              Regulatory Matters; Third Party Consents.

(a)                The parties hereto shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities, it being agreed that, within thirty (30) days after the date hereof, the parties will file any application, notice or report required to be filed by such party with any Governmental Entity with respect to a Requisite Regulatory Approval; provided that this Section 6.1(a) shall not govern the parties’ respective obligations regarding the FDIC Consents, FDIC Non-Objections, GSE Consents and GSE Non-Objections. Each of the parties hereto shall have the right to review in advance, and,

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to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the non-confidential information relating to Oxygen or Carbon, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, including promptly furnishing the other with copies of any material notices or other communications received by such party or, to the Knowledge of such party, its Representatives from any third party and/or Governmental Entity with respect to the transactions contemplated by this Agreement, in each case to the extent permitted by applicable Law. Each of the parties shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers, and shareholders (or members) and such other matters as may be reasonably necessary or advisable in connection with any filing, notice, statement or application made by or on behalf of Carbon, Oxygen or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(b)               Promptly following the date hereof, Oxygen shall provide a mutually agreed written notice of the proposed transactions contemplated by this Agreement (including the Merger and the Bank Merger) to the FDIC requesting, with respect to each of the FDIC Agreements, either (i) the written consent of the FDIC to the transactions contemplated by this Agreement (including the Merger and the Bank Merger) (a “FDIC Consent”) or (ii) a written acknowledgement from the FDIC that its consent is not required (a “FDIC Non-Objection”). The written notice will state with respect to certain specified FDIC Agreements that Oxygen believes that consent from the FDIC to the transactions contemplated by this Agreement (including the Merger and the Bank Merger) is not required. Oxygen will use reasonable best efforts to obtain, with respect to each of the FDIC Agreements, either a FDIC Consent or a FDIC Non-Objection, in each case, without payment to the FDIC, termination or modification, waiver or amendment adverse to, additional liability to, or loss of any benefits by, Carbon or Oxygen or their Subsidiaries with respect to any such FDIC Agreements; provided that if required by the FDIC as a condition to granting such FDIC Consent or FDIC Non-Objection, Oxygen and its Subsidiaries shall be obligated to (A) make one or more payments to the FDIC and/or (B) amend, modify, waive, or agree to forebear from enforcing, the terms of, or terminate, any FDIC Agreements (any of the foregoing in clause (B), a “FDIC Modification”), in each case that is conditioned on completion of the Merger; provided that (x) the aggregate present value of any such payment and (y) the aggregate present value of the benefits foregone by, and additional Liabilities to, Carbon, Oxygen and their Subsidiaries as a result of, arising out of, or relating to any such FDIC Modifications as compared to the terms of the FDIC Agreements had they remained in effect without such FDIC Modifications net of (z) the aggregate present value of any benefits received by Oxygen, or of any Liabilities with respect to which Oxygen is released, as a result of, arising out of, or relating to any such FDIC Modifications as compared to the terms of the FDIC Agreements had they remained in effect without such FDIC Modifications ((x) and (y), net of (z), a “FDIC Payment”) is, in the aggregate, a reasonable amount.

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(c)                Promptly following the date hereof, Oxygen shall provide a mutually agreed written notice of the proposed transactions contemplated by this Agreement (including the Merger and the Bank Merger) to each GSE requesting, with respect to each of the GSE Agreements, (i) the written consent of the applicable GSE to the transactions contemplated by this Agreement (including the Merger and the Bank Merger) (a “GSE Consent”) or (ii) a written acknowledgement from the applicable GSE that its consent is not required (a “GSE Non-Objection”). The written notice will state with respect to certain specified GSE Agreements that Oxygen believes that consent from the applicable GSE to the transactions contemplated by this Agreement (including the Merger and the Bank Merger) is not required. Oxygen will use reasonable best efforts to obtain, with respect to each of the GSE Agreements, either a GSE Consent or a GSE Non-Objection, in each case, without payment to any GSE or termination or modification, waiver or amendment adverse to, any additional Liability to, or loss of any benefit by, Carbon or Oxygen or their Subsidiaries with respect to any such GSE Agreements; provided that if required by any GSE as a condition to granting such GSE Consent or GSE Non-Objection, Oxygen and its Subsidiaries shall be obligated, to (A) make one or more payments to any GSE and/or (B) amend, modify, waive, or agree to forebear from enforcing, the terms of, or terminate, any GSE Agreements (any of the foregoing in clause (B), a “GSE Modification”), in each case that is conditioned on completion of the Merger; provided that (x) the aggregate present value of any such payment and (y) the aggregate present value of the benefits foregone by, and additional Liabilities to, Carbon, Oxygen and their Subsidiaries as a result of, arising out of, or relating to any such GSE Modifications as compared to the terms of the GSE Agreements had they remained in effect without such GSE Modifications net of (z) the aggregate present value of any benefits received by Oxygen, or of any Liabilities with respect to which Oxygen is released, as a result of, arising out of, or relating to any such GSE Modifications as compared to the terms of the GSE Agreements had they remained in effect without such GSE Modifications ((x) and (y), net of (z), a “GSE Payment”) is, in the aggregate, a reasonable amount.

(d)               Oxygen and Carbon shall cooperate with each other in connection with obtaining each FDIC Consent or FDIC Non-Objection and each GSE Consent or GSE Non-Objection. Neither Oxygen nor Carbon may participate or agree to participate in any substantive in-person meeting, telephone call or discussion with the FDIC or any GSE (other than unscheduled calls received from, or unscheduled discussions initiated by, the FDIC or any GSE) relating to the transactions contemplated by this Agreement (including any FDIC Consent, FDIC Non-Objection, GSE Consent or GSE Non-Objection) unless it consults with the other party in advance and provides the other with the opportunity to participate in such meeting, call or discussion (other than unscheduled calls received from, or unscheduled discussions initiated by, the FDIC or any GSE). Carbon and Oxygen shall have the right to review in advance, and, to the extent practicable, each will consult the other on all correspondence or information that will be provided to the FDIC and the GSEs relating to the FDIC Consents, the FDIC Non-Objections, the GSE Consents or GSE Non-Objections or otherwise relating to the transactions contemplated by this Agreement.

(e)                Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require (i) Carbon or its Subsidiaries to (and without the prior written consent of Carbon, Oxygen and its Subsidiaries shall not) (A) take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be

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expected to have, individually or in the aggregate, a material adverse effect (measured on a scale relative to Oxygen and its Subsidiaries, taken as a whole) on Carbon and its Subsidiaries after giving effect to the transactions contemplated hereby or (B) make or incur or commit to make or incur any FDIC Payment that is, in the aggregate, not a reasonable amount in the context of Section 6.1(b) of this Agreement or GSE Payment in an amount that is, in the aggregate, not a reasonable amount in the context of Section 6.1(c) of this Agreement or (ii) Oxygen or its Subsidiaries to (and without the prior written consent of Oxygen, Carbon and its Subsidiaries shall not) make or incur or commit to make or incur any FDIC Payment or GSE Payment that is, in the aggregate, not a reasonable amount in the context of Section 6.1(b) of this Agreement or GSE Payment in an amount that is, in the aggregate, not a reasonable amount in the context of Section 6.1(c) of this Agreement ((i) or (ii) a “Burdensome Condition”). Fifty percent (50%) of any FDIC Payment or GSE Payment that Oxygen, Carbon or their respective Subsidiaries make, incur or commit to make or incur that does not constitute a Burdensome Condition shall be fully reflected as a Transaction Expense in the calculation of the Net Merger Consideration in an amount reasonably satisfactory to Carbon and Oxygen (or finally determined pursuant Section 9.14).

6.2              Access to Information.

(a)                Upon reasonable notice and subject to applicable Laws, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to its properties, books, employees, Contracts, commitments and records, and, during such period, shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents which Oxygen is not permitted to disclose under applicable Law), and (ii) all other information concerning its business, properties and personnel as may reasonably be requested. Neither party, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure jeopardize the attorney-client privilege of the institution in possession or control of such information or violates any applicable Law or Contract; provided that such party will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)               Each party shall hold all information furnished by or on behalf of the other party or any of its Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c)                Prior to the Closing, Oxygen shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Carbon to assist Carbon in the arrangement of (i) any third party debt or equity financing for the purpose of financing the Net Merger Consideration, any Stock Repurchase or any repayment or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated hereby and any other amounts required to be paid in connection with the consummation of the

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transactions contemplated hereby and all related fees and expenses of Carbon and its Subsidiaries (the “Financing”) (it being understood that the receipt of such Financing is not a condition to the Merger) or (ii) any repurchase of Carbon Common Stock by Carbon (a “Stock Repurchase”); provided that nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the business or operations of Oxygen or its Subsidiaries, (B) require Oxygen or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Closing for which it is not promptly reimbursed or simultaneously indemnified or (C) require Oxygen or any of its Subsidiaries to take any action that would reasonably be expected to result in any violation of, or default under its Organization Documents, any applicable Laws or any Contract.

(d)               Such cooperation required by Section 6.2(c) shall include, without limitation, as promptly as reasonably practical following a request from Carbon for such information, furnishing Carbon and any of its financing sources, if applicable, with (i) the Oxygen Financial Statements (and once available pursuant to Section 1.7(c), the Oxygen Audited Interim Financial Statements), (ii) unaudited consolidated balance sheets and related statements of operations and comprehensive income and cash flows for Oxygen and its Subsidiaries for each fiscal quarter following the quarter ended June 30, 2014 that ends on a date that is not a fiscal year end, (iii) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2014, in each case prepared in accordance with GAAP, and providing such other financial and (iv) and such other information and data regarding Oxygen and its Subsidiaries as Carbon may reasonably request in connection with such Financing or Stock Repurchase, in each case of (i) through (iv) which may be included in documents filed with the SEC in connection with such Financing or Stock Repurchase. Carbon shall promptly, upon request by Oxygen, reimburse Oxygen for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding for the avoidance of doubt, the costs of Oxygen’s preparation of its annual and quarterly financial statements) incurred by Oxygen or any of its Subsidiaries or their respective Representatives in connection with the Financing or a Stock Repurchase, including the cooperation of Oxygen and its Subsidiaries and Representatives contemplated by this Section 6.2(d), and shall indemnify and hold harmless Oxygen, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, a Stock Repurchase and any information used in connection therewith, except with respect to (a) any information expressly provided by Oxygen or its Subsidiaries in writing for use in connection with the Financing or a Stock Repurchase or (b) any fraud or intentional misrepresentation or willful misconduct by any such persons.

(e)                No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

6.3              Employee Benefit Plans.

(a)                Following the Effective Time, Carbon shall provide each individual who is an employee of Oxygen and its Subsidiaries at the Effective Time (any such person, a “Continuing Employee” and, collectively, the “Continuing Employees”), while employed by

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Carbon or its Subsidiaries, with compensation opportunities and employee benefits that are substantially comparable in the aggregate (excluding any benefits accelerated or payable as a result of the transactions contemplated by this Agreement) to the compensation opportunities and employee benefits provided to similarly situated employees of Carbon and its Subsidiaries; provided, that for purposes of the foregoing sentence the compensation opportunities and employee benefit plans generally provided to employees of Oxygen as of immediately prior to the Effective Time shall be deemed to be substantially comparable, on an aggregate basis, to those provided to similarly situated employees of Carbon and its Subsidiaries for purposes of this sentence, it being understood that the Continuing Employees may commence participation in Carbon’s benefit plans on different dates following the Effective Time with respect to different benefit plans. Any Continuing Employee whose employment is terminated within the one-year period following the Effective Time under circumstances that would entitle such Continuing Employee to severance benefits under the severance plan of Carbon and its Subsidiaries that is applicable to similarly situated employees of Carbon and its Subsidiaries, shall be entitled to severance benefits under such severance plan. Nothing contained in this Section 6.3(a) shall be deemed to grant any Continuing Employee any right to continued employment after the Closing Date.

(b)               With respect to any employee benefit plans of Carbon or its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (a “New Benefit Plan”), Carbon shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans that provide health care benefits in which such employees first become eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Oxygen Benefit Plan; (ii) to the extent allowed by the provider of any New Benefit Plan that provides health care benefits, provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under an Oxygen Benefit Plan that provided health care benefits (to the same extent that such credit was given under the analogous Oxygen Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such New Benefit Plans in the plan year in which such employees first become eligible to participate after the Effective Time; and (iii) recognize all service of such Continuing Employees with Oxygen and its Subsidiaries as well as actual service by such Continuing Employees with any predecessors to Oxygen and its Subsidiaries, including any entities the stock or assets of were acquired by Oxygen and its Subsidiaries, for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous Oxygen Benefit Plan prior to the Effective Time and for purposes of any severance plan of Carbon or its Subsidiaries in which such Continuing Employee participates; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit retirement plan or benefit plan that provides retiree welfare benefits or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)                If requested by Carbon in writing delivered to Oxygen not less than ten (10) Business Days before the Closing Date, the Board of Directors of Oxygen (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is

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necessary to terminate Oxygen’s 401(k) plans (collectively, the “Oxygen 401(k) Plan”), effective as of immediately prior to the Closing Date. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Oxygen 401(k) Plan, the assets thereof shall be distributed to the participants, and Carbon shall, to the extent permitted by applicable Law, permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans to the extent permitted by Carbon’s applicable 401(k) plan), in the form of cash, in an amount equal to the full account balance (including loans to the extent permitted by Carbon’s applicable 401(k) plan) distributed to such Continuing Employee from the Oxygen 401(k) Plan to Carbon’s applicable 401(k) plan. The parties will cooperate in good faith to arrange for the repayment of participant loans prior to the Effective Time or to facilitate the continuation of such loans following the Effective Time to the extent practical and commercially reasonable.

(d)               Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Carbon or Oxygen or any of their Subsidiaries or affiliates any right to continue in the employ or service of Oxygen, Carbon or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of Oxygen, Carbon or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Carbon or Oxygen or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Oxygen Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Carbon or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Oxygen Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of Carbon or Oxygen or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.4              Indemnification; Directors’ and Officers’ Insurance.

(a)                From and after the Effective Time, Carbon shall cause the Surviving Company and its Subsidiaries, to (i) indemnify and hold harmless each of its present and former directors and officers (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceedings, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement and actions relating to the enforcement of this Section 6.4, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Oxygen or such Subsidiary, as the case may be, would have been permitted under its respective organizational documents in effect on the date of this Agreement or agreements in existence as of the date hereof and set forth on Section 6.4(a) of the Oxygen Disclosure Schedule providing for indemnification between Oxygen or any of its Subsidiaries and any Indemnified Party, subject to limitations imposed by applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, the Person to whom such expenses are

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advanced provides an undertaking to the Surviving Company to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b)               For six (6) years after the Effective Time, Carbon shall cause the Surviving Company to maintain in effect, at its own expense, directors’ and officers’ liability and fiduciary liability insurance covering those Persons who are currently covered by Oxygen’s directors’ and officers’ liability and fiduciary liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Carbon) either through continuation of the current policy or substitution by Carbon of another policy therefor on terms, including with respect to coverage and insurance limits (with no retention), with an insurer or insurers that have at the time such coverage is written the same or higher A.M. Best rating as Carbon’s current primary insurer for such type of insurance, not materially less favorable than the terms of such current insurance coverage with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that in complying with its obligations pursuant to the terms of this Section 6.4(b), Carbon shall not be required to expend annually in the aggregate an amount in excess of 250% of the annual premium currently paid by Oxygen (which current amount is set forth on Section 6.4(b) of the Oxygen Disclosure Schedule) (the “Premium Cap”) and if Carbon cannot obtain such insurance coverage without paying in excess of the Premium Cap, Carbon shall purchase such insurance with the maximum aggregate coverage available for the Premium Cap. In lieu of the foregoing insurance coverage and in satisfaction of its obligations under this Section 6.4(b), Carbon may direct Oxygen to purchase, at Carbon’s expense, a six (6) year prepaid “tail policy” that provides the coverage in this Section 6.4(b); provided, further that if the premium for such “tail coverage” exceeds the Premium Cap, then Carbon may, at its sole cost, direct Oxygen to obtain “tail coverage” with the maximum aggregate coverage available for the Premium Cap applied over the term of such policy.

(c)                In the event that, after the Effective Time, Carbon or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, and in each case, Carbon or the Surviving Company, as applicable, shall cause proper provision to be made so that such successors and assigns shall expressly assume the obligations set forth in this Section 6.4.

(d)               The provisions of this Section 6.4 are intended for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, are not in substitution for, any other rights to indemnification or contribution that any such person may have from Carbon, the Surviving Company, or any of their Subsidiaries or any other person by contract or otherwise except as expressly provided herein. The obligations of Carbon under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.4 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party has consented in writing to such termination or modification.

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6.5              Certain Oxygen Actions.

(a)                Prior to the Closing, Oxygen shall take such actions and obtain such consents, approvals and waivers, in each case, as are necessary, required or advisable to dissolve and wind-up the affairs of OneWest Bank Group LLC and OneWest Asset Management LLC in accordance with the organizational documents of OneWest Bank Group LLC and OneWest Asset Management LLC and the DLLCA. Such dissolution shall be effected with no cost or Liability to Carbon or its Subsidiaries or Oxygen or any of its Subsidiaries (other than any cost that is fully reflected as a Transaction Expense).

(b)               Prior to the Closing, Oxygen shall take such actions and obtain such consents, approvals and waivers, in each case as are necessary, required or advisable to (i) convert all outstanding Oxygen Profits Interests into Oxygen Common Interests and (ii) convert all outstanding Oxygen Converted Common Interests into Oxygen Common Interests, in each case in accordance with the terms of the Oxygen LLC Agreement, any applicable Grant Schedules (as defined in the Oxygen LLC Agreement), the terms of the Oxygen Profits Interests and Oxygen Converted Common Interests and the DLLCA.

(c)                Prior to Closing, Oxygen shall take reasonable steps within the meaning of Rule 506(c) of Regulation D of the Securities Act to verify whether as of the Effective Time, each Oxygen Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act and shall keep Carbon informed with respect to such verification process, including the results thereof.

(d)               Between the date hereof and the Closing Date, Oxygen shall submit to a vote of the interestholders of Oxygen or any applicable affiliate for their determination all payments or benefits that in the absence of such a vote could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), including the Retention Agreements, made to any individuals who are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder). Such interestholder vote shall, in the reasonable determination of Oxygen based on the advice of counsel, meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, including using reasonable best efforts to obtain any necessary waivers. Any materials prepared in connection with such interestholder vote (including disclosures and waiver materials) shall be subject to the review and reasonable comment of Carbon.

6.6              Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Carbon, on the one hand, and a Subsidiary of Oxygen, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Carbon.

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6.7              Advice of Changes.

(a)                Carbon and Oxygen shall each promptly advise the other party of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.7 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

(b)               Carbon and Oxygen shall each promptly advise the other party of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed. Oxygen shall notify Carbon as promptly as practicable of any notice or other communication from any party to any Oxygen Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with Oxygen or any of its Subsidiaries as a result of the transactions contemplated by this Agreement

6.8              Public Announcements. Oxygen and Carbon agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange. Without limiting the reach of the preceding sentence, Oxygen and Carbon shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

6.9              Takeover Statutes. Oxygen and its Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby and thereby, each of Carbon and Oxygen and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

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6.10          No Solicitation of Alternative Transactions.

(a)                Prior to the Closing Date, or until this Agreement is terminated in accordance with its terms, Oxygen shall not, and shall cause its Affiliates and its and their directors, officers, employees, accountants, financial advisors, attorneys and other advisors or representatives (“Representatives”) not to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information (other than publicly available information) to, or authorize any Representative or other Person to solicit or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Carbon or its Representatives) concerning any potential sale of equity interests of (including through an initial public offering), or merger, consolidation, combination, sale of assets, reorganization or other similar transaction involving Oxygen or any of its Subsidiaries.

(b)               Oxygen shall and shall cause its Affiliates and Representatives to immediately terminate any existing discussions or negotiations with any Person (other than Carbon) conducted heretofore with respect to any of the potential transactions described in Section 6.10(a), and promptly following the date hereof shall use reasonable best efforts to cause all persons other than Carbon, if any, who have been furnished confidential information regarding Oxygen in connection with the solicitation of or discussions regarding any of the transactions described in Section 6.10(a) within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Oxygen agree not to, and to cause its Affiliates and Representatives not to, release any third party from the confidentiality, standstill, employee non-solicit or other provisions of any agreement with respect to the transactions described in Section 6.10(a) and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to engage in any transaction described in Section 6.10(a).

6.11          NYSE Listing. Carbon shall cause the shares of Carbon Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.12          Termination of Affiliate Arrangements. At or prior to the Closing, (i) Oxygen shall, and shall cause each of its Subsidiaries to, terminate the Contracts between Oxygen and its Subsidiaries, on the one hand, and the Oxygen Holders or their Affiliates, on the other hand, other than (A) the Oxygen LLC Agreement, (B) those Contracts listed in Section 6.12 of the Oxygen Disclosure Schedule, (C) Contracts between or among Oxygen or any Subsidiary of Oxygen, on the one hand, and one or more Subsidiaries of Oxygen, on the other hand, and (D) any Oxygen Benefit Plan or any other employment, retention, bonus, severance, consulting, non-disclosure or similar agreement entered into between Oxygen or one of its Subsidiaries, on one hand, and any current or former officer, director or employee of Oxygen or one of its Subsidiaries, on the other hand, in each case, without payment or incurrence of further Liability thereunder and (ii) Oxygen will deliver to Carbon evidence of the termination of such Contracts required to be terminated pursuant to this Section 6.12, which evidence shall be reasonably acceptable to Carbon.

6.13          Rule 144. Following the Closing, Carbon agrees that it will use reasonable best efforts to satisfy the information requirements in Rule 144(c) under the

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Securities Act which are necessary to enable former Oxygen Holders to transfer the shares of Carbon Common Stock they receive in the Merger from time to time pursuant to the exemptions provided by Rule 144 under the Securities Act.

6.14          Transaction Expenses.

(a)                On or prior to the twentieth (20th) Business Day before the Closing Date, Oxygen will provide to Carbon its good faith list of the estimated Transaction Expenses which list shall include a description of each such amount and the corresponding estimated dollar amount for each expense. Carbon shall instruct KPMG LLP to review the schedule of estimated Transaction Expenses and perform its good faith analysis of any Tax benefits (reduced by any Tax cost) that have been or will be actually realized by Oxygen and its Subsidiaries in cash, credit or a reduction in Taxes otherwise payable in each case during the taxable period ending on or prior to the Closing Date as a result of (and to the extent of) the payment and proper current deduction of such Transaction Expenses in, and the proper allocation of such Transaction Expenses and Retention Amounts to, such period (the “Estimated Transaction Expense Tax Benefits”) and deliver to Carbon and Oxygen, at least twenty (20) Business Days prior to the Closing Date, a written report setting forth its good faith estimate of the amount of the Estimated Transaction Expense Tax Benefits, including a reasonably detailed explanation of the reasons for such determination (the “Transaction Tax Analysis”), which analysis shall (i) take into account such information (to the extent relevant) as may be supplied by Oxygen to KPMG LLP (ii) use an assumed combined federal and state tax rate for Oxygen of forty percent (40%) (including for purposes of the estimates referenced in clause (iv)), (iii) be computed on a “with and without” basis (subject to clause (iv)) and (iv) give effect to any deduction for any potential payments to be made pursuant to Section 5.07 of the Oxygen LLC Agreement (based on an estimate of such payments, which estimate shall be determined assuming the highest marginal federal, state and local tax rates apply to each holder of In-the-Money Oxygen Options (the “Unitholder Assumptions”)) and any Compensation Deduction Benefit (as defined in the Oxygen LLC Agreement and based on an estimate of such amount, which estimate shall be determined based on the Unitholder Assumptions) (and any such deductions shall be treated as having been utilized before any deduction or tax benefit described in this Section 6.14). Oxygen may cause PricewaterhouseCoopers LLP to review and analyze the Transaction Tax Analysis, and, if Oxygen delivers to Carbon a good faith written objection to all or any part of the Transaction Tax Analysis based on PricewaterhouseCoopers LLP’s review and analysis thereof (the “Tax Analysis Objections”), Carbon and Oxygen shall meet and discuss the Tax Analysis Objections and use reasonable good faith efforts to resolve any disagreement of the parties in respect of the Tax Analysis Objections prior to the Closing Date. If notwithstanding their respective reasonable good faith efforts Carbon and Oxygen are unable to resolve any disagreement of the parties in respect of the Tax Analysis Objections, the determination of the Estimated Transaction Expense Tax Benefits set forth in the Transaction Tax Analysis delivered by KPMG LLP to Carbon and Oxygen (as modified by agreement of Carbon and Oxygen) will be binding on the parties for the purpose of this Section 6.14 (such final and binding analysis, the “Final Transaction Tax Analysis”).

(b)               On or prior to the 5th Business Day before the Closing Date, Oxygen will provide to Carbon a true, correct and complete list of the final Transaction Expenses, which list shall include a description of each amount and the corresponding dollar amount thereof. Carbon

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shall apply the Final Transaction Tax Analysis to the Transaction Expenses to determine in good faith the amount of any Tax benefits (reduced by any Tax cost) that have been or will be actually realized by Oxygen and its Subsidiaries in cash, credit or a reduction in Taxes otherwise payable in each case during the taxable period ending on or prior to the Closing Date as a result of (and to the extent of) the payment and proper current deduction of such Transaction Expenses in, and the proper allocation of such Transaction Expenses to, such period. Notwithstanding the foregoing, such benefits shall not include any Tax benefit reflected in the Oxygen Audited Interim Financial Statements or otherwise already included in the calculation of Gross Merger Consideration.

6.15          Oxygen Dividends. Following the date hereof, (i) Oxygen and Carbon shall, and shall cause their Subsidiaries to, cooperate and use reasonable best efforts to obtain the necessary approvals of the Governmental Entities that are required for the dividend in cash prior to Closing from Oxygen Bank to Oxygen of the maximum amount of capital permitted by the Governmental Entities and (ii) Oxygen shall cause Oxygen Bank to dividend, in cash such amount approved by the necessary Governmental Entities (the “Approved Oxygen Bank Dividend”) prior to the Closing.

6.16          Section 16 Matters. Prior to the Effective Time, Carbon shall take all such steps as may be required to cause any dispositions of acquisitions of shares of Carbon Common Stock (including derivative securities with respect to Carbon Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to such reporting requirements with respect to Carbon, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.17          Holdback Amount. The parties agree to the terms and procedures specified on Exhibit A in respect of the Holdback Amount.

6.18          Holders’ Representative.

(a)                The parties have designated JCF III HoldCo I L.P. as the initial Holders’ Representative for certain limited purposes set forth herein and JCF III HoldCo I L.P. hereby agrees to act in such capacity effective as of the Effective Time. By virtue of duly executing and delivering a Letter of Transmittal or Holder Acknowledgement, as the case may be, which contains (i) the irrevocable agreement of an Oxygen Holder to be bound by this Section 6.18 and to appoint JCF III HoldCo I L.P. as the initial Holders’ Representative and (ii) an irrevocable power of attorney granted to the Holders’ Representative for the Holders’ Representative to take the actions contemplated by this Section 6.18, such Oxygen Holder (an “Electing Oxygen Holder”) shall have the benefit of the Holders’ Representative exercising the rights set forth herein with respect to such Electing Oxygen Holder. Following the Effective Time, the Holders’ Representative may be changed at any time by approval of Electing Oxygen Holders that collectively would be entitled to more than 60% of any subsequent Released Holdback Amount (“Requisite Holders”); provided that such Holders’ Representative shall be reasonably acceptable to Carbon. In the event that the Holders’ Representative has resigned or been removed, a new Holders’ Representative shall be appointed by a vote of the Requisite Holders, such appointment to become effective upon the written acceptance thereof by the new Holders’ Representative.

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(b)               The Holders’ Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided that the Holders’ Representative shall have no power or authority to act on behalf of any Oxygen Holder who is not an Electing Oxygen Holder. Without limiting the generality of the foregoing, from and after the Effective Time, the Holders’ Representative shall have full power, authority and discretion to act on behalf of an Electing Oxygen Holder’s in connection with the transactions contemplated by Section 6.17 of this Agreement, including executing documents, making all elections and decisions to be made by such Electing Oxygen Holder in connection with the transactions contemplated by Section 6.17 of this Agreement, giving and receiving notices on behalf of such Electing Oxygen Holder and receiving the Holdback Reports and disputing the matters contained therein pursuant to Section 6.17, and exercising the rights set forth in Section 9.11 with respect to the Electing Oxygen Holders. A decision, action, consent, instruction or omission of the Holders’ Representative (acting in its capacity as the Holders’ Representative) shall constitute a decision, action, consent, instruction or omission of each Electing Oxygen Holder and shall be final, binding and conclusive upon each Electing Oxygen Holder.

(c)                The Holders’ Representative shall at all times be entitled to rely on any directions received from the Requisite Holders and shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holders’ Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. No bond shall be required of the Holders’ Representative, and the Holders’ Representative shall not receive compensation for its services. The Holders’ Representative shall be entitled to reimbursement from the Electing Oxygen Holders for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holders’ Representative in such capacity, and shall be entitled to indemnification by the Electing Oxygen Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holders’ Representative (except for those arising out of the Holders’ Representatives’ gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims; provided that the Holders’ Representative shall first recover such expenses, disbursements, losses, liabilities and advances from the Holder Expense Fund.

(d)               Carbon and its Affiliates shall be entitled to rely upon any decision, action, consent, instruction or omission of the Holders’ Representative relating to the transactions contemplated in Section 6.17 as being the decision, action, consent, instruction or omission of each Electing Oxygen Holder. Notwithstanding anything to the contrary, each Electing Oxygen Holder, on behalf of itself and its Affiliates, representatives, agents, successors and assigns, voluntarily, irrevocably, unconditionally and completely waives and releases, acquits and forever discharges Carbon and its Subsidiaries, and each of their respective present and future Affiliates and their respective directors, officers, shareholders, partners, members, agents and representatives, and the predecessors, successors and assigns of each of the foregoing other than the Holders’ Representative (each such persons collectively, the “Released Parties”) from any and all claims, demands, rights, promises, causes of actions, suits, expenses, damages, Liabilities and obligations of any nature whatsoever (whether based on any Law, known or unknown, suspected or claimed, fixed or contingent, matured or unmatured, determined or determinable, at law or in equity) (each a “Claim”) in any way arising out of or based on any action or omission

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of the Holders’ Representative, the appointment of the Holders’ Representative, any obligations of the Holders’ Representative under this Agreement or any documents or instruments delivered in connection herewith, or any actions or omissions of any Released Party taken in reliance upon any decision, action, consent, instruction or omission of the Holders’ Representative, in each case pursuant to or in accordance with this Section 6.18.

(e)                The Holders’ Representative hereby represents and warrants to Carbon, Oxygen and Merger Sub as follow: (i) The Holders’ Representative has all requisite power and authority to execute and deliver this Agreement, (ii) the execution and delivery by the Holders’ Representative of this Agreement and the performance by the Holders’ Representative of its obligations hereunder do not and will not conflict with, violate any provision of, any applicable Law or Contract applicable to the Holders’ Representative, and (iii) this Agreement has been duly and validly executed and delivered by the Holders’ Representative and constitutes a valid and binding agreement of the Holders’ Representative; enforceable against the Holders’ Representative in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(f)                In the event that the Holders’ Representative determines, in its sole and absolute discretion, that the amount of the Holder Expense Fund exceeds the expenses incurred by the Holders’ Representative in such capacity, prior to the final release of any funds payable to the Oxygen Holders, the Holder Representative shall transfer such excess amount to Carbon solely for disbursement (or otherwise cause such excess amount to be disbursed) to the Oxygen Holders as though such amounts were Released Holdback Amounts being distributed pursuant to 6.17(f); provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall such excess amount become part of the Holdback Amount or otherwise become payable to Carbon.

Article VII

CONDITIONS PRECEDENT

7.1              Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Carbon and Oxygen) at or prior to the Effective Time of the following conditions:

(a)                NYSE Listing. The shares of Carbon Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(b)               Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(c)                No Burdensome Condition. The consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall not result in any Burdensome Condition.

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(d)               No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2              Conditions to Obligations of Carbon and Merger Sub. The obligation of Carbon and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Carbon, at or prior to the Effective Time, of the following conditions:

(a)                Representations and Warranties. The representations and warranties of Oxygen set forth in (i) Sections 3.2(a), 3.2(b) (with respect to Oxygen Bank only) and 3.8(a) shall be true and correct in all respects (other than, in the case of Section 3.2(a) and 3.2(b) (with respect to Oxygen Bank only), such failures to be true and correct as are de minimis in effect in the context of Section 3.2(a) and 3.2(b) (with respect to Oxygen Bank only)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) Sections 3.1 (first two sentences only), 3.2(b) (other than with respect to Oxygen Bank), 3.3(a), 3.3(b)(i), 3.3(b) (last sentence only), 3.7, 3.13(a) (solely with respect to the FDIC Agreements and GSE Agreements) and 3.21 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Oxygen set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties and, in the case of the representation and warranties in Section 3.23(a) and Section 3.23(f), read without giving effect to any Knowledge qualification in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Oxygen. Carbon shall have received a certificate signed on behalf of Oxygen by an executive officer of Oxygen to the foregoing effect.

(b)               Performance of Obligations of Oxygen. Oxygen shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Carbon shall have received a certificate signed on behalf of Oxygen by an executive officer of Oxygen to such effect.

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(c)                Material Adverse Effect. Since the date of this Agreement, no fact, change, event, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Oxygen.

(d)               FDIC Agreements. (1) A FDIC Consent or FDIC Non-Objection with respect to each of the FDIC Agreements shall have been received and shall remain in full force and effect, (2) all FDIC Agreements shall remain in full force and effect without any modification, waiver or amendment adverse to, loss of any benefit by, payment in respect of, or any additional Liability to, Carbon or Oxygen or their Subsidiaries with respect to any such FDIC Agreements other than any FDIC Modification or FDIC Payment that would not constitute a Burdensome Condition and is in compliance in all respects with Section 6.1(b) and (3) no event or condition shall exist which would reasonably be expected to constitute, or with notice or lapse of time or both would reasonably be expected to constitute, a material breach of Oxygen or any of its Subsidiaries under any FDIC Agreements.

(e)                GSE Agreements. (1) A GSE Consent or GSE Non-Objection with respect to each of the GSE Agreements shall have been received and shall remain in full force and effect, (2) all GSE Agreements shall remain in full force and effect without any modification, waiver or amendment adverse to, loss of any benefit by, payment in respect of, or any additional Liability to, Carbon or Oxygen or their Subsidiaries with respect to any such GSE Agreements following the date hereof other than any GSE Modification or GSE Payment that would not constitute a Burdensome Condition and is in compliance in all respects with Section 6.1(c) and (3) no event or condition shall exist which would reasonably be expected to constitute, or with notice or lapse of time or both would reasonably be expected to constitute, a material breach of Oxygen or any of its Subsidiaries under any GSE Agreements.

(f)                Retention Agreements. (1) Each Retention Agreement shall remain in full force and effect other than as a result of death or permanent disability, (2) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute a material breach of any employee under any such Retention Agreement and (3) Joseph Otting shall remain employed by Oxygen in good standing other than as a result of death or permanent disability.

(g)               Selling Interestholder Restrictive Covenant Agreement. (1) Each Selling Interestholder Restrictive Covenant Agreement shall remain in full force and effect and (2) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute a material breach of any Oxygen Holder under a Selling Interestholder Restrictive Covenant Agreement.

(h)               Stockholders Agreement. (1) The Stockholders Agreement shall remain in full force and effect and (2) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute a material breach of any Oxygen Holder under the Stockholders Agreement.

(i)                 Carbon Stock Repurchase. The Requisite Regulatory Approvals shall expressly contemplate Carbon having the ability to return $500 million in capital to its

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shareholders through one or more Stock Repurchases following the date of this Agreement and prior to or promptly following the Closing.

(j)                 Approved Oxygen Bank Dividend. Oxygen Bank shall have paid the Approved Oxygen Bank Dividend in full.

(k)               Federal Tax Opinion. Carbon shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Carbon, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Carbon, reasonably satisfactory in form and substance to such counsel.

7.3              Conditions to Obligations of Oxygen. The obligation of Oxygen to effect the Merger is also subject to the satisfaction or waiver by Oxygen at or prior to the Effective Time of the following conditions:

(a)                Representations and Warranties. The representations and warranties of Carbon set forth in (i) Sections 4.2(a) and 4.8(a) shall be true and correct in all respects (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis in effect in the context of Section 4.2(a)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) Sections 4.1 (first two sentences only), 4.2(b), 4.3(a), 4.3(b)(i) and 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Carbon set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Carbon. Oxygen shall have received a certificate signed on behalf of Carbon by an executive officer of Carbon to the foregoing effect.

(b)               Performance of Obligations of Carbon. Carbon and Merger Sub shall have performed in all material respects the obligations required to be performed by it under this

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Agreement at or prior to the Closing Date, and Oxygen shall have received a certificate signed on behalf of Carbon by an executive officer of Carbon to such effect.

(c)                Material Adverse Effect. Since the date of this Agreement, no fact, change, event, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Carbon.

(d)               Federal Tax Opinion. Oxygen shall have received the opinion of Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Oxygen, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Oxygen, reasonably satisfactory in form and substance to such counsel.

Article VIII

TERMINATION AND AMENDMENT

8.1              Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)                by mutual consent of Carbon and Oxygen in a written instrument authorized by the Board of Directors of each;

(b)               by either Carbon or Oxygen if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the transactions contemplated by this Agreement, including the Merger or Bank Merger, and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, including the Merger or Bank Merger;

(c)                by either Carbon or Oxygen if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”); or

(d)               (i) by either Carbon or Oxygen if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement by the other party, which breach, either individually or in the aggregate with all other breaches by such party, would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.1, Section 7.2 (in the case of a termination by Carbon) or Section 7.3 (in the case of a termination by Oxygen), and which is not cured within the earlier of (A) the Termination Date or (B) the date that is thirty (30) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period or (ii) by Carbon if there is a fact, change, event, occurrence, condition or development that has caused the failure of the condition set forth in Section 7.2(c) to be satisfied

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and such failure is not cured within the earlier of (A) the Termination Date or (B) the date that is sixty (60) days following written notice to Oxygen of the failure to satisfy the condition set forth in Section 7.2(c) or (iii) by Oxygen if there is a fact, change, event, occurrence, condition or development that has caused the failure of the condition set forth in Section 7.3(c) to be satisfied and such failure is not cured within the earlier of (A) the Termination Date or (B) the date that is sixty (60) days following written notice to Carbon of the failure to satisfy the condition set forth in Section7.3(c);

provided, that the party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 8.1, is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and that the failure of the Closing to occur did not arise out of, or result from, a material breach by the terminating party of any representation, warranty, covenant or agreement. The terminating party shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected and confirm that the Board of Directors of such terminating party has authorized such termination.

8.2              Effect of Termination. In the event of termination of this Agreement by either Carbon or Oxygen as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Carbon, Oxygen, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(c) and 8.2 and Article IX (other than Section 9.1) and the Confidentiality Agreement shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Carbon nor Oxygen shall be relieved or released from any Liabilities arising out of its willful and material breach of any provision of this Agreement prior to termination.

8.3              Amendment. Subject to compliance with applicable Law and Section 1.1(b), this Agreement may be amended (a) prior to the Effective Time, by an instrument in writing signed on behalf of Oxygen and Carbon, by action taken or authorized by their respective Boards of Directors (provided that any such amendment that would adversely affect the rights or obligations of the Holder’s Representative shall also be signed on behalf of the Holder’s Representative) and (b) following the Effective Time, by an instrument in writing signed on behalf of Carbon and each of the parties hereto.

8.4              Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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Article IX

GENERAL PROVISIONS

9.1              Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2              Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.3(a) and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3              Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.4              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)             if to Oxygen, to:

IMB HoldCo LLC

888 East Walnut Street

Pasadena, California 91101-7211

Attention: Steven Mnuchin

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:	Christopher E. Austin
Benet J. O’Reilly
Facsimile:	(212) 225-3999

and

(b)            if to Carbon or Merger Sub, to:

CIT Group Inc.

1 CIT Drive

Livingston, NJ  07039

Attention: General Counsel

Facsimile: (973) 740-5264

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With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy
David C. Karp
Facsimile:	(212) 403-2000

(c)           if to the Holders’ Representative, to:

JCF III HoldCo I L.P.
c/o JC Flowers & Co.
717 Fifth Avenue, 26th Floor
New York, NY 10022
Attention:	Sally Rocker
John Oros

9.5            Interpretation; Definitions.

(a)             The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Oxygen Disclosure Schedule and the Carbon Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

(b)            The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided

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that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “Law,” “Laws” or to a particular statute or Law shall mean such Law or statute as amended, modified or supplemented from time to time up to the Closing and shall be deemed also to include any and all rules and regulation promulgated thereunder.

(c)                As used in this Agreement, the following terms have the meanings ascribed thereto below.

“Accounting Firm” shall have the meaning set forth in Section 1.7(c)(iii).

“Advances” means, with respect to Oxygen, any of its Subsidiaries or any Servicing Agreements, the moneys that have been advanced by Oxygen or any of its Subsidiaries on or before the Closing Date from its funds in connection with its servicing of any Loans.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (i) ownership, control or power to vote 25% or more of the outstanding shares of any class of voting securities of such person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such person or (iii) the power to exercise a controlling influence over the management or policies of such person as determined by the Federal Reserve; provided, however, no portfolio company of any investment fund, vehicle or account advised, managed or sponsored by any Oxygen Holder or its Affiliates shall be deemed an Affiliate of Oxygen, any of its Subsidiaries or any Oxygen Holder for purposes of this Agreement other than Sections 3.20, 3.24(a) and 6.12.

“Aggregate Cash Percentage” shall have the meaning set forth in Section 1.7.

“Aggregate Fully Diluted Common Interests” shall have the meaning set forth in Section 1.7.

“Aggregate In-The-Money Exercise Price” shall have the meaning set forth in Section 1.7.

“Aggregate Stock Percentage” shall have the meaning set forth in Section 1.7.

“Agreement” shall have the meaning set forth in the Preamble.

“Amended Oxygen LLC Agreement” shall have the meaning set forth in Section 3.2(a).

“Approved Oxygen Bank Dividend” shall have the meaning set forth in Section 6.15.

“Bank Merger” shall have the meaning set forth in Section 1.12.

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“Bank Merger Agreement” shall have the meaning set forth in Section 1.12.

“Bank Merger Certificates” shall have the meaning set forth in Section 1.12.

“Bank Merger Effective Time” shall have the meaning set forth in Section 1.12.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” shall have the meaning set forth in Section 6.1(e).

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Interests” shall have the meaning set forth in Section 1.4(c).

“Carbon” shall have the meaning set forth in the Preamble.

“Carbon Bank” shall have the meaning set forth in Section 1.12(a).

“Carbon Cash Award” shall have the meaning set forth in Section 1.4(b).

“Carbon Closing Price” means the average, rounded to the nearest one ten thousandth, of the closing-sale prices of Carbon Common Stock on the NYSE as reported by The Wall Street Journal for the five full trading days ending on (and including) the day preceding the Closing Date.

“Carbon Disclosure Schedule” shall have the meaning set forth in Section 9.6(a).

“Carbon Regulatory Agreement” shall have the meaning set forth in Section 4.11(a).

“Carbon Reports” means each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2014 by Carbon pursuant to the Securities Act or the Exchange Act.

“Carbon Restricted Stock Award” shall have the meaning set forth in Section 4.2(a).

“Carbon Restricted Stock Units” shall have the meaning set forth in Section 4.2(a).

“Carbon Signing Price” shall have the meaning set forth in Section 1.7.

“Carbon Stock Award” shall have the meaning set forth in Section 1.4(b).

“Carbon Stock Options” shall have the meaning set forth in Section 4.2(a).

“Carbon Stock Plans” shall have the meaning set forth in Section 4.2(a).

“Cash Consideration Amount” shall have the meaning set forth in Section 1.7.

“Certificate” means a certificate or book-entry account statement, as applicable.

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“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“CFPB” means the Consumer Financial Protection Bureau.

“Claim” shall have the meaning set forth in Section 6.18(d).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall have the meaning set forth in the Recitals.

“Common Equity” means the amount set forth in the line item “total members equity” on the Oxygen Audited Interim Balance Sheet, which amount as reflected in the balance sheet included in the Oxygen Unaudited Financial Statements was $2,914,268,110.

“Confidentiality Agreement” means the confidentiality agreement, dated January 2, 2013, between Carbon and Oxygen, as amended on February 6, 2014.

“Consent Orders” shall have the meaning set forth in Section 3.14(a).

“Continuing Employees” shall have the meaning set forth in Section 6.3(a).

“Contract” means any written contract, agreement, license, note, lease, mortgage, indenture, commitment, understanding or other legally binding agreement.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Delaware Courts” shall have the meaning set forth in Section 9.9(b).

“DLLCA” shall have the meaning set forth in Section 1.1(a).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Electing Options” shall have the meaning set forth in Section 1.6(a).

“Electing Oxygen Holder” shall have the meaning set forth in Section 6.18(a).

“Enforceability Exceptions” means bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

“Environmental Laws” means all Laws relating to: (i) the protection or restoration of the environment (including, without limitation, air, surface water, groundwater, drinking water supply, surface land, subsurface land), health and safety as it relates to hazardous substance exposure or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Transaction Expense and Retention Amounts Tax Benefits” shall have the meaning set forth in Section 6.14(a).

“Excess Capital” means the amount of Tangible Common Equity reflected on the Oxygen Audited Interim Balance Sheet minus the Required Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“Excluded Amount” means the aggregate increase to clauses (i) and (ii) of the definition of “Gross Merger Consideration” resulting, directly or indirectly, from the Prohibited Transactions and Prohibited Practices, if any.

“Fannie Mae” means the Federal National Mortgage Association.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDIC Agreements” shall have the meaning set forth in Section 3.13(a)(xi).

“FDIC Consent” shall have the meaning set forth in Section 6.1(b).

“FDIC Modification” shall have the meaning set forth in Section 6.1(b).

“FDIC Non-Objection” shall have the meaning set forth in Section 6.1(b).

“FDIC Payment” shall have the meaning set forth in Section 6.1(b).

“FDICIA” shall have the meaning set forth in Section 3.6(c).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Final Gross Merger Consideration” has the meaning set forth in Section 1.7(c)(iv).

“Final Offer” shall have the meaning set forth in Section 9.14.

“Final Resolution” means with respect to a Proceeding, (i) a final and non-appealable decision, judgment or award by a Governmental Entity of competent jurisdiction with respect to such Proceeding, (ii) a binding settlement agreement entered into by Carbon or its Subsidiaries with a third party with respect to such Proceeding or (iii) the written agreement of Carbon and the Holders’ Representative with respect to the final resolution of such Proceeding.

“Final Transaction Tax Analysis” shall have the meaning set forth in Section 6.14(a).

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“Financial Freedom” means the third-party reverse mortgage servicing business conducted by Oxygen and its Subsidiaries (or following Closing, by Carbon and its Subsidiaries).

“Financing” shall have the meaning set forth in Section 6.2(c).

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Ginnie Mae” means the Government National Mortgage Association.

“Goodwill and Intangibles” means the amount set forth in the line item “goodwill and other intangible assets” on the Oxygen Audited Interim Balance Sheet, which amount as reflected in the balance sheet included in the Oxygen Unaudited Financial Statements was $109,708,298.

“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or any SRO.

“Governmental Insurer” shall have the meaning set forth in Section 3.13(a)(xiii).

“Governmental Insurer Requirements” means the requirements of any Governmental Insurer as such requirements are available and updated or amended from time to time electronically or in writing in guides, bulletins, handbooks, industry letters, mortgagee letters, circulars or other similar communications from the respective governmental insurer or in written agreements between the respective governmental insurer and Oxygen or one of its Subsidiaries.

“Gross Merger Consideration” means an amount equal to the sum of (i) the product of (A) 1.3 multiplied by (B) Required Capital plus (ii) Excess Capital minus (iii) any Excluded Amounts.

“Gross Settlement Election” shall have the meaning set forth in Section 1.6(b).

“GSE Agreements” shall have the meaning set forth in Section 3.13(a)(xii).

“GSEs” means Fannie Mae and Freddie Mac (each individually, a “GSE”).

“GSE Consent” shall have the meaning set forth in Section 6.1(c).

“GSE Modification” shall have the meaning set forth in Section 6.1(c).

“GSE Non-Objection” shall have the meaning set forth in Section 6.1(c).

“GSE Payment” shall have the meaning set forth in Section 6.1(c).

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“GSE Requirements” means the requirements of any GSE as such requirements are available and updated or amended from time to time electronically or in writing in handbooks, guides, guidelines, manuals, mortgagee letters, circulars, bulletins, industry letters or other similar communications from the respective GSE (or its conservator) or in written agreements between the GSE and Oxygen or one of its Subsidiaries..

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, and including, without limitation, any hazardous waste, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Holdback Amount” has the meaning set forth in Section 1.7.

“Holdback Percentage” means a fraction, the numerator of which is the sum of (i) the vested Oxygen Common Interests plus (ii) the Oxygen Common Interests issuable upon exercise of In-the Money Oxygen Options plus (iii) the Oxygen Interest Awards, in each case held by such Oxygen Holder immediately prior to the Effective Time, and the denominator of which, is the sum of (i) all vested Oxygen Common Interests plus (ii) all Common Interests issuable upon exercise of In-the Money Oxygen Options plus (iii) all Oxygen Interest Awards, in each case outstanding immediately prior to the Effective Time.

“Holdback Reports” shall have the meaning set forth in Exhibit A.

“Holder Acknowledgment” means a holder acknowledgement.

“Holder Expense Fund” means $2,000,000.

“Holders’ Representative” shall have the meaning set forth in the Recitals.

“HUD” means the United States Department of Housing and Urban Development.

“Indemnified Parties” shall have the meaning set forth in Section 6.4(a).

“Independent Valuation Firm” shall have the meaning set forth in Section 9.14.

“Intellectual Property” means all intellectual property rights existing anywhere in the world associated with all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), (iv) Software, and (v) trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques,

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technical data, designs, drawings, specifications, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“In-the-Money Oxygen Options” shall have the meaning set forth in Section 1.7.

“Investor/Insurer Requirements” means the applicable rules, regulations, announcements, notices, directives, instructions, servicing guidelines, and mortgage letters of the investor and/or private mortgage insurer of the Loan, including the applicable provisions of any pooling and servicing agreement or any other agreements with investors and private mortgage insurers pursuant to which Oxygen is the servicer of the Loan, all as may be amended from time to time.

“Investor Questionnaire” means an investor questionnaire in the form attached as Annex A.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Oxygen, the actual knowledge of any of the officers of Oxygen listed on Section 9.5(a) of the Oxygen Disclosure Schedule, after reasonable investigation, and (ii) with respect to Carbon, the actual knowledge of any of the officers of Carbon listed on Section 9.5 of the Carbon Disclosure Schedule, after reasonable investigation.

“Law” means any law (including common law), treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, decree, directive, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

“Letter of Transmittal” shall have the meaning set forth in Section 2.2.

“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Liens” means any security interest, pledge, hypothecation, mortgage, deed of trust, lien (including environmental and Tax liens), assignment, charge, encumbrance, restriction, reservation, declaration, easement, right of way, lease, agreement to lease, encroachment, severance of oil, gas or mineral rights, license, or other security interest of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease, conditional or installment sales contract, contract for deed, any financing lease or any agreement to provide any of the foregoing or any other similar restriction on ownership or, with respect to any real or personal property, any defect in or cloud on title to such asset or contractual restriction on the ownership or use of such asset, land use or zoning ordinance or regulation, or sale of or limitation of air or development rights.

“Loan” shall mean, as applicable, any extension of credit or commitment to extend credit.

“Loss” means any and all losses, claims, damages, Liabilities, obligations, costs and expenses, whether or not reserved (including, without limitation, as a result of any notices,

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Proceedings, demands, assessments, judgments, awards, costs, penalties, Taxes and reasonable expenses, including reasonable attorneys’ and other professionals’ fees and disbursements).

“Loss Share Agreement” shall have the meaning set forth in Section 3.13(a)(xi).

“Loss Share Review” shall have the meaning set forth in Section3.24(e).

“Made Available” means made available to Carbon at the offices of Cleary Gottlieb Steen & Hamilton LLP or in the Project Driver online dataroom prior to the date hereof.

“Marks” shall have the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means, with respect to Oxygen or Carbon, as the case may be, any fact, change, event, occurrence, condition or development which (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date hereof in GAAP, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting other companies in the industries in which such part and its Subsidiaries operate (including changes in interest rates), (D) the announcement of this Agreement, including the impact thereof on relationships with customers, employees and counterparts, (E) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (F) actions or omissions of Carbon or Oxygen taken at the written request of the other party, or (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to clauses (A), (B), (C) or (E), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby. In addition, in the case of Oxygen, Material Adverse Effect shall not be deemed to include the impact of any fact, change, event, occurrence, condition or development to the extent the impact is reflected in the calculation of Final Gross Merger Consideration or to the extent Carbon will be compensated in respect of the impact from the Holdback Amount.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration Per Fully Diluted Interest” shall have the meaning set forth in Section 1.7.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3.11(f).

“Multiple Employer Plan” shall have the meaning set forth in Section 3.11(f).

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“Net Merger Consideration” shall have the meaning set forth in Section 1.7.

“New Benefit Plan” shall have the meaning set forth in Section 6.3(b).

“Non-Accredited Investor” means any holder of Oxygen Common Interests (including Oxygen Interest Awards) or Oxygen Options who Carbon is unable to verify to its reasonable satisfaction is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) as of the Effective Time (it being understood that Carbon may deem any Oxygen Holder who does not complete and deliver an Investor Questionnaire to the Exchange Agent prior to the fifth Business Day prior to the Closing Date as a Non-Accredited Investor).

“Non-Accredited Investor Common Interest Consideration” shall have the meaning set forth in Section 1.6(a).

“Non-Accredited Investor Option Consideration” shall have the meaning set forth in Section 1.6(a).

“Notice of Disagreement” shall have the meaning set forth in Section 1.7(c)(iii).

“NYSE” means the New York Stock Exchange.

“OCC” means the Office of the Comptroller of the Currency.

“Option Cash Amount” shall have the meaning set forth in Section 2.2(h).

“Option Consideration” shall have the meaning set forth in Section 1.7.

“Option Holder” shall have the meaning set forth in Section 1.6(a).

“Option Withholding Amount” shall have the meaning set forth in Section 2.2(h).

“Organizational Documents” means a Person’s charter, articles of organization, certificate of incorporation, certificate of formation, limited liability company agreement, trust documents, partnership agreement, by-laws or other similar organizational documents, as applicable, and including in the case of Oxygen, the Oxygen LLC Agreement.

“Out-of-the-Money Oxygen Option” shall have the meaning set forth in Section 1.6(a).

“Owned Real Property” shall have the meaning set forth in Section 3.18(c).

“Oxygen” shall have the meaning set forth in the Preamble.

“Oxygen Audited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Oxygen Audited Interim Balance Sheet” shall have the meaning set forth in Section 1.7(c).

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“Oxygen Audited Interim Financial Statements” shall have the meaning set forth in Section 1.7(c).

“Oxygen Bank” shall have the meaning set forth in Section 1.12(a).

“Oxygen Benefit Plans” shall have the meaning set forth in Section 3.11(a).

“Oxygen Budget” means the 2014 Draft Forecast (with Haircuts ID 407).

“Oxygen Common Interest” means any “Common Interest” of Oxygen as such term is defined in the Oxygen LLC Agreement; provided that for purposes of this Agreement, Oxygen Common Interest shall not include any Oxygen Converted Common Interest.

“Oxygen Contract” shall have the meaning set forth in Section 3.13(a).

“Oxygen Converted Common Interest” means any “Converted Common Interest” of Oxygen as such term is defined in the Oxygen LLC Agreement.

“Oxygen Disclosure Schedule” shall have the meaning set forth in Section 9.6(a).

“Oxygen ERISA Affiliate” shall have the meaning set forth in Section 3.11(a).

“Oxygen Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Oxygen Holder” and “Oxygen Holders” shall have the meaning set forth in Section 1.1(b).

“Oxygen Interest Award” shall have the meaning set forth in Section 1.4(b).

“Oxygen LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of Oxygen.

“Oxygen Loan” means (i) any Loan owned in whole or in part by Oxygen or any of its Subsidiaries, including a Loan that has closed but has not funded, and (ii) any Loan that, as of any time, Oxygen or any of its Subsidiaries owned and subsequently sold, transferred conveyed or assigned.

“Oxygen Option” means an option granted by Oxygen to purchase Oxygen Common Interests that is outstanding and unexercised immediately prior to the Effective Time.

“Oxygen Profits Interest” means any “Profits Interest” of Oxygen as such term is defined in the Oxygen LLC Agreement.

“Oxygen Qualified Plans” shall have the meaning set forth in Section 3.11(d).

“Oxygen Registered Intellectual Property” shall have the meaning set forth in Section 3.19(a).

“Oxygen Regulatory Agreement” shall have the meaning set forth in Section 3.14.

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“Oxygen Unaudited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“Per Common Interest Merger Consideration” shall have the meaning set forth in Section 1.4(a).

“Per Interest Cash Consideration” shall have the meaning set forth in Section 1.7.

“Per Interest Stock Consideration” shall have the meaning set forth in Section 1.7.

“Per Option Cash Consideration” shall have the meaning set forth in Section 1.7.

“Per Option Merger Consideration” shall have the meaning set forth in Section 1.6.

“Per Option Stock Consideration” shall have the meaning set forth in Section 1.7.

“Permits” shall have the meaning set forth in Section 3.12(a).

“Permitted Encumbrances” means (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s liens or other similar common law or statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable, due but not delinquent, or being contested in good faith by appropriate proceedings for which adequate reserves have been established and are reflected on the most recent balance sheet included in the Oxygen Financial Statements, in each case in accordance with GAAP, (c) nonmonetary Liens (other than leases or other occupancy agreements) that would not impair or restrict in any material respect the use, value or free transferability of the real or tangible property in question based on the current use of such property, (d) Liens disclosed on the Oxygen Financial Statements, or notes thereto, (e) Liens arising or incurred in connection with any advance made by any Federal Home Loan Bank permitted by the terms of this Agreement that are consistent in all material respects with the Liens disclosed on the Oxygen Financial Statements, or notes thereto for such type of advances, (f) non-exclusive licenses or other similar grants of rights to Intellectual Property to end-users or customers granted in the ordinary course of business and (g) such other Liens or imperfections of title that do not, in any material respect, detract from the value or interfere with the present use of the property subject thereto or affected thereby.

“Person” means any individual, corporation (including not-for-profit), savings association, bank, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Pool” shall have the meaning set forth in Section 3.23(f).

“Preliminary Gross Merger Consideration” means $3,410,894,310.

“Premium Cap” shall have the meaning set forth in Section 6.4(b).

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“Previously Disclosed” means information set forth by Oxygen or Carbon in the Oxygen Disclosure Schedule or Carbon Disclosure Schedule, as applicable; provided that disclosure in any section of such schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement.

“Proceeding” means any legal, administrative, arbitral or other proceeding, claim, actions or governmental or regulatory investigation of any nature.

“Prohibited Practice” shall have the meaning set forth in Section 3.8(b).

“Prohibited Transaction” shall have the meaning set forth in Section 3.8(b).

“Real Property Lease” shall have the meaning set forth in Section 3.18(b).

“Regulatory Agencies” shall have the meaning set forth in Section 3.5.

“Released Holdback Amount” shall have the meaning set forth in Exhibit A.

“Released Parties” shall have the meaning set forth in Section 6.18(d).

“Representatives” shall have the meaning set forth in Section 6.10(a).

“Required Capital” means the amount of Tangible Common Equity reflected on the Oxygen Audited Interim Balance Sheet up to the amount which results in a 9% TCE/TA Ratio calculated based on the Tangible Common Equity and Tangible Assets reflected on the Oxygen Audited Interim Balance Sheet.

“Requisite Holders” shall have the meaning set forth in Section 6.18(a).

“Requisite Regulatory Approvals” means the approval of the Federal Reserve and the OCC, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger.

“Retention Agreement” shall have the meaning set forth in the Recitals.

“Retention Amount” shall mean $10,810,000.

“Rolled Equity Award Amount” shall have the meaning set forth in Section 1.7.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Interestholder Restrictive Covenant Agreements” shall have the meaning set forth in the Recitals.

“Servicing Agreements” shall have the meaning set forth in Section 3.13(a)(xiv).

“Software” means (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object

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code, (B) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (C) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“State Act” shall have the meaning set forth in Section 2.2(i).

“Stock Consideration Amount” has the meaning set forth in Section 1.7.

“Stock Repurchase” shall have the meaning set forth in Section 6.2(c).

“Stockholders Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” means, in respect of any Person, any entity of which (i) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

“Surviving Bank” shall have the meaning set forth in Section 1.12.

“Surviving Company” shall have the meaning set forth in the Recitals.

“Takeover Statutes” shall have the meaning set forth in Section 3.21.

“Tangible Assets” means Total Assets minus Goodwill and Intangibles.

“Tangible Common Equity” means Common Equity minus Goodwill and Intangibles.

“Tapes” shall have the meaning set forth in Section 3.24(d).

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Analysis” shall have the meaning set forth in Section 6.14(a).

“Tax Analysis Objection” shall have the meaning set forth in Section 6.14(a).

“Tax Effected Transaction Expenses” means (i) the Transaction Expenses less (ii) the Tax benefits in respect thereof determined in accordance with Section 6.14.

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“TCE/TA Ratio” means Tangible Common Equity divided by Tangible Assets.

“Termination Date” shall have the meaning set forth in Section 8.1(c).

“Total Assets” means the amount set forth in the line item “total assets” on the Oxygen Audited Interim Balance Sheet, which amount as reflected in the balance sheet included in the Oxygen Unaudited Financial Statements was $22,566,541,567.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means the aggregate amount of (i) fifty percent (50%) of the amount of the FDIC Payments that Oxygen, Carbon or their respective Subsidiaries make, incur or commit to make or incur that do not constitute a Burdensome Condition, if any, (ii) fifty percent (50%) of the amount of the GSE Payments that Oxygen, Carbon or their respective Subsidiaries make, incur or commit to make or incur that do not constitute a Burdensome Condition, if any, (iii) fees or other payments (other than payment of the Net Merger Consideration) to any Oxygen Holder or their Affiliates in connection with this Agreement or the transactions contemplated by this Agreement, if any, (iv) bonuses paid to employees of Oxygen or its Subsidiaries in connection with this Agreement or the transactions contemplated by this Agreement, if any, (v) severance paid to Oxygen employees following the date hereof (excluding any severance (1) paid in amounts and on terms consistent with Oxygen’s past practice as set forth on Section 9.5(c) of the Oxygen Disclosure Schedule, (2) paid pursuant to the agreements set forth on Section 9.5(c) of the Oxygen Disclosure Schedule or (3) that is mutually agreed in writing with Carbon), (vi) fees or other payments to financial advisors, attorneys, accountants or other third party advisors or representatives in connection with this Agreement or the transactions contemplated by this Agreement and (vii) the fees set forth on Section 9.5(d) of the Oxygen Disclosure Schedule, in the case of (iii) through (vi) that are incurred by Oxygen or any of its Subsidiaries at or prior to the Closing, whether payable before, at or after the Closing; provided that “Transaction Expenses” shall not include any amounts incurred solely as a result of any change effected pursuant to Section 1.1(b), provided further that, for the avoidance of doubt, “Transaction Expenses” shall not include any amounts to the extent reflected as a liability on the Oxygen Audited Interim Financial Statements or to the extent incurred and paid prior to June 30, 2014; and, provided further that, for purposes of clarification, “Transaction Expenses” shall not include any payments made pursuant to Section 5.07 of the Oxygen LLC Agreement.

“Transaction Tax Analysis” shall have the meaning set forth in Section 6.14(a).

“USDA” means the United States Department of Agriculture.

“VA” means the United States Department of Veteran Affairs.

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9.6              Disclosure Schedule                        .

(a)                Before entry into this Agreement, Oxygen delivered to Carbon a schedule (a “Oxygen Disclosure Schedule”) and Carbon delivered to Oxygen a schedule a (“Carbon Disclosure Schedule”), each of which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

9.7              Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8              Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9              Governing Law; Jurisdiction                        .

(a)                This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Law.

(b)               Each party agrees that it will bring any Proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Chancery Court, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Proceeding, in the United States District Court for the District of Delaware (such courts, the “Delaware Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Delaware Courts, (ii) waives any objection to laying venue in any such Proceeding in the Delaware Courts, (iii) waives any objection that the Delaware Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such Proceeding will be effective if notice is given in accordance with Section 9.4.

9.10          Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by applicable Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out

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of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

9.11          Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except (a) as otherwise specifically provided in Section 6.3(a) and (b) if the Effective Time occurs, the exclusive right of the Holder’s Representative to enforce the provisions of Section 6.17 on behalf of the Oxygen Holders who have irrevocably agreed to be bound by Section 6.18, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.12          Specific Performance. Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and the Bank Merger) in the Delaware Courts, without bond or other security being required, this being in addition to any other right, remedy or cause of action to which such party is entitled at law or in equity.

9.13          Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.14          Valuation Dispute. If Oxygen and Carbon are not initially in agreement with respect to the amount of an FDIC Payment or GSE Payment that would be reflected as a Transaction Expense in the calculation of Net Merger Consideration assuming such FDIC Payment or GSE Payment were paid by Oxygen as contemplated by Section 6.1(b) or 6.1(c), the

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parties shall seek in good faith to resolve their differences and agree on an amount within ten (10) Business Days. If, at the end of such ten (10) Business Day period, such amount or amounts still remain in dispute, then within two (2) Business Days following the end of such period, Carbon and Oxygen shall each submit in writing to a nationally recognized independent valuation firm reasonably agreed by Oxygen and Carbon (the “Independent Valuation Firm”) an amount that shall be its best and final offer as to the amount of such FDIC Payment or GSE Payment, as applicable (as to each, its “Final Offer”). The Independent Valuation Firm shall be instructed to select the Final Offer that is closest to the value of the FDIC Payment or GSE Payment, as the case may be, as determined by the Independent Valuation Firm in accordance with the terms of this Agreement. The Final Offer selected by the Independent Valuation Firm shall serve as the final, binding resolution of the amount of the FDIC Payment or GSE Payment, as applicable, that would be reflected as a Transaction Expense if paid by Oxygen and such selection of a Final Offer by the Independent Valuation Firm shall be (i) in writing and signed by the Independent Valuation Firm, (ii) furnished to Carbon and Oxygen as soon as practicable after the items in dispute have been referred to the Independent Valuation Firm, which shall not be more than twenty (20) Business Days after such referral, and (iii) conclusive and binding upon Carbon and Oxygen on the date of delivery of such written resolution (other than in the case of fraud). Carbon and Oxygen agree to cooperate with the Independent Valuation Firm and to promptly provide all documents and information reasonably requested by the Independent Valuation Firm so as to enable it to make its determination as quickly and as accurately as possible. The fees and expenses of the Independent Valuation Firm shall be borne by the party whose Final Offer is not selected by the Independent Valuation Firm; provided that any fees and expenses borne by Oxygen shall be Transaction Expenses.

[Signature Page Follows]

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IN WITNESS WHEREOF, Carbon, Oxygen, Merger Sub and the Holders’ Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CIT GROUP INC.

By:	/s/ John A. Thain
Name: John A. Thain
Title: Chairman and Chief Executive Officer

CARBON MERGER SUB LLC

By:	/s/ John A. Thain
Name: John A. Thain
Title: Chief Executive Officer

IMB HOLDCO LLC

By:	/s/ Steven T. Mnuchin
Name: Steven T. Mnuchin
Title: Chief Executive Officer

JCF III HOLDCO I L.P., as Holders’

Representative

By: JCF III AIV I GP L.P., its general partner

By: JCF III AIV I GP Ltd., its general partner

By:	/s/ Sally Rocker
Name: Sally Rocker
Title: Authorized Person

[Signature Page to Merger Agreement]